Exhibit 10.2

AGREEMENT OF LEASE (Office)

by and between UCM/MDC-1010

WAYNE LLC and

LIONBRIDGE GLOBAL SOLUTIONS II, INC.

Exhibits

Exhibit “A” Exhibit “B” Exhibit “C” Exhibit “D” Exhibit “E” Exhibit “F” Exhibit”G”

AGREEMENT OF LEASE

(Office)

THIS AGREEMENT OF LEASE (“this Lease”) is made and is effective this      day of July, 2011 (“Effective Date”) by and between UCM/MDC-1010 WAYNE LLC, a limited liability company organized and existing under the laws of Delaware having an address for notices at c/o Moore & Associates, Inc., 4350 East-West Highway, Suite 500, Bethesda, Maryland 20814 (“Landlord”), and LIONBRIDGE GLOBAL SOLUTIONS II, INC., a corporation organized and existing under the laws of the State of New York (“Tenant”), having a notice address of 1050 Winter Street, Suite 2300, Waltham, MA 02451. Following the Commencement Date (as defined below), Tenant’s address for notice purposes shall be at the Premises.

WITNESSETH, THAT FOR AND IN CONSIDERATION of the mutual entry into this Lease by the parties hereto, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the Landlord hereby leases to the Tenant and the Tenant hereby leases from the Landlord all of that real property, situate and lying in Montgomery County, Maryland, which consists of certain office space located on the second (2nd) floor, as shown on a floor plan attached hereto as Exhibit “A” (hereinafter referred to as the “Premises”), known as Suite 240 and located in a building (hereinafter referred to as “the Building”) at 1010 Wayne Avenue, Silver Spring, Maryland, 20910 on a tract of land designated as “Lot 10, Block 1-B” on a plat of resubdivision of parts of Lots 1 through Lot 9 inclusive, entitled “Lot 10 Block 1-B, E. Brooke Lee’s Addition to Silver Spring”, and recorded among the Land Records of the said County in Plat Book 137 at Plat No. 15796 (the Premises, the remainder of the Building and such tract of land, being hereinafter referred to collectively as the “Property”). The parties hereto agree that, for all purposes under this Lease, the Premises consist of five thousand four hundred seventy-seven (5,477) rentable square feet. Said space measurement has been made in accordance with the BOMA Standard Method for Measuring Floor Area in Office Buildings, ANSI/IBOMA Z65.1-1996, confirmed by the Property architect

SUBJECT TO THE OPERATION AND EFFECT of any and all instruments and matters of record or in fact, and

UPON THE TERMS AND SUBJECT TO THE CONDITIONS which are hereinafter set forth:

Section 1. Term.

1.1. Length, Commencement, Termination. This Lease shall be for a term (hereinafter referred to as “the Term”) (a) commencing on (the “Commencement Date”) the earlier of (i) the date on which Tenant beneficially occupies all or any portion of the Premises, or (ii) the later to occur of (A) November 1, 2011(the “Target Date”), or (B) the date on which Landlord has substantially completed, or as a result of Tenant Delay (defined in Exhibit “B” hereto) is deemed to have substantially completed, the Landlord Work (pursuant to and as defined in Paragraph 5.1 hereof) and tendered possession of the Premises to Tenant, and (b) terminating on the day immediately preceding the three (3) year and seven (7) month anniversary of the first day of the first full calendar month during the Term, at 11:59 p.m., local time (the “Termination Date”). This Lease, and the terms, covenants and conditions contained herein, shall be effective on the Effective Date.

1.2. Confirmation of Commencement and Termination. Landlord and Tenant shall, at Landlord’s request after (a) the commencement of the Term, and (b) the expiration of the Term or any earlier termination of this Lease by action of law or in any other manner, confirm in writing that, respectively, such commencement or such termination has occurred, setting forth therein the Commencement Date or the Termination Date, as the case may be, and in the form of Exhibit “D” hereto.

1.3. Surrender. Tenant shall at its expense, at the expiration of the Term or any earlier termination of this Lease, (a) promptly surrender to Landlord possession of the Premises (including any fixtures or other improvements which, under the provisions of Section 5, are owned by Landlord) in good order and repair (ordinary wear and tear excepted) and broom clean, (b) remove therefrom Tenant’s signs, goods and effects and any machinery, trade fixtures and equipment which are used in conducting Tenant’s trade or business and are not owned by Landlord, and (c) repair any damage to the Premises or the Building caused by such removal. Tenant shall indemnify, defend with counsel reasonably satisfactory to Landlord and hold Landlord harmless from and against any and all claims, demands, actions, losses, damages, obligations, costs and expenses, including, without limitation, attorneys’ fees, incurred or suffered by Landlord by reason of Tenant’s failure to surrender the Premises on the expiration or earlier termination of this Lease in accordance with the provisions of this Lease.

1.4. Holding Over. If Tenant continues to occupy the Premises after the expiration of the Term or any earlier termination of this Lease (“Holdover”), such occupancy shall be deemed to be under a month-to-month tenancy, which shall continue until either party hereto notifies the other in writing, at least thirty (30) days before the end of any calendar month, that the notifying party elects to terminate such tenancy at the end of such calendar month, in which event such tenancy shall so terminate;

1.4.1. Anything contained herein to the contrary notwithstanding, in the event of a Holdover, Tenant shall pay Landlord all of the following:

(a) An amount, calculated on a monthly basis, equal to one hundred fifty percent (150%) of the Base Rent for the Lease Year in effect immediately prior to the expiration or earlier termination of this Lease; and

(b) All Additional Rent payable under the provisions of Subparagraph 2.1.2 for the time Tenant remains in possession of any part of the Premises (which Additional Rent shall be calculated for each such monthly period in accordance with such provisions of Paragraph 2.2, except that in doing so one twelfth (1/12th) of the amount thereof shall be used instead of the entire amount; and

(c) All damages, costs and expenses sustained by Landlord by reason of Tenant’s Holdover.

1.4.2. Such month-to-month tenancy shall be upon the same terms and subject to the same conditions as those set forth in the provisions of this Lease; provided, that if Landlord gives Tenant, by at least thirty (30) days before the end of any calendar month during such month-to-month tenancy, written notice that such terms and conditions (including any thereof relating to the amount or payment of Rent) shall, after such month, be modified in any manner specified in such notice, then such tenancy shall, after such month, be upon the said terms and subject to the said conditions, as so modified. Neither the compliance with the conditions set forth in the provisions of this Lease nor the payment of the amounts set forth in this Subparagraph 1.4 shall create any right in Tenant to continue in possession of the Premises or limit any rights or remedies of Landlord resulting from such Holdover.

1.4.3. The retention of the Premises by Tenant after the expiration or earlier termination of the Term shall also constitute an Event of Default and Landlord may exercise all of the rights and remedies set forth in Section 13.

1.4.4. Landlord’s rights and remedies under this Section 1.4 shall be cumulative and in addition to every other right or remedy existing at law or in equity or by statute.

Section 2. Rent.

2.1. Amount. As rent for the Premises (all of which is hereinafter referred to collectively as “Rent”), Tenant shall pay to Landlord all of the following:

2.1.1. Base Rent. An annual base rent (the “Base Rent”), payable monthly in advance pursuant to the following schedule:

Period	Annual Rent Per RSF	Annualized Base Rent	Monthly Base Rent
Year 1*	$29.00	$158,833.00	$13,236.08
Year 2	$29.87	$163,597.99	$13,633.17
Year 3	$30.77	$168,505.93	$14,042.16
Year 4 (seven months)	$31.69	$173,561.11	$14,463.43

*	plus any partial month (If any)
**	provided that there is not then an Event of Default by Tenant under the Lease, Base Rent shall be abated for the first two (2) full calendar months of the Lease Year 1.

As used herein, the term “Lease Year” shall mean (a) for the first Lease Year, the period commencing on the Commencement Date and terminating on the last day of the twelfth full calendar month following the Commencement Date, and (b) for each Lease Year thereafter during the Term, commencing on the first day of the month immediately subsequent to the expiration of the last month of the prior Lease Year and ending twelve months later on the last day of the twelfth month. In the event that the Commencement Date is other than on the first day of a calendar month, the first Lease Year shall include the initial partial month in addition to the subsequent 12 months, and the Base Rent set forth above for the first Lease Year shall be increased day-for-day on a pro rata basis in respect of such partial month.

2.1.2. Additional Rent. An annual additional rent (“Additional Rent”), payable monthly in advance, shall mean the Additional Operating Costs (as defined in subparagraph 2.1.2(a) below) plus Additional Real Property Taxes (as defined in subparagraph 2.1.2(b) below).

(a) Payment of Additional Operating Costs. Commencing on the first day of the second Lease Year, for each calendar year or partial calendar year during the Term thereafter, Tenant shall, within fifteen (15) days after demand therefor by Landlord (accompanied by a statement setting forth in reasonable detail the Property’s NonRetail Operating Costs and the General Operating Costs (each defined below in Paragraph 2.2.1(a) below) for such calendar year), pay to Landlord as additional rent (hereinafter, “Additional Operating Costs”) the amount by which the sum of (i) Tenant’s Non-Retail Operating Costs Percentage (defined in Subparagraph 2.2.1(b) below) of the Non-Retail Operating Costs for such calendar year, plus (ii) Tenant’s General Operating Costs Percentage (defined in Subparagraph 2.2.1(c) below) of the General Operating Costs for such calendar year, exceeds the Expense Stop (defined in Subparagraph 2.2.l(d) below). If only part of any calendar year falls within the Term, the amount computed as Additional Operating Costs for such calendar year shall be prorated in proportion to the portion of such calendar year falling within the Term (but the expiration of the Term before the end of a calendar year shall not impair Tenant’s obligation hereunder to pay such prorated portion of such Additional Operating Costs). Notwithstanding any provision to the contrary, in computing the amount of Additional Operating Costs for 2012 and each following year during the Term, the amount of Controllable Operating Costs shall not exceed the amount of Controllable Operating Costs for the year 2012 as increased at the rate of six percent (6%) per annum computed on a compounding and cumulative basis (e.g., if the Controllable Operating Costs for the year 2012 are equal to $1,000,000.00, then (i) the Controllable Operating Costs for the year 2013 shall be no more than $1,060,000.00, (ii) the Controllable Operating Costs for the year 2014 shall be no more than $1,123,600.00, and (iii) the Controllable Operating Costs for the year 2015 shall be no more than $1,191,016.00). The foregoing cap shall not be applicable during the first year of the Term during any extension or renewal of this Lease. The amount of such Controllable Operating Costs shall be similarly grossed up pursuant to the terms of Section 2.2.1(d) below. As used herein, the term “Controllable Operating Costs” shall mean all Operating Costs except (1) electricity, fuel, water, sewer, gas, heating, and air conditioning and other utility charges and any taxes thereon; (2) the cost, including interest at then market rates, of any capital improvement made to the Building by Landlord after the date of this Lease which is required under any governmental law or which are intended to reduce operating expenses; (3) insurance premiums, including, without limitation, commercial general liability insurance, with respect to the Building; (4) snow and ice removal and other weather related costs, (5) trash removal services and janitorial services, (6) elevator and security, (7) Real Property Taxes, (8) unforeseen mechanical or electrical failures, (9) union labor costs, and costs related to contracts whereby any increase is dictated by a federally mandated increase in the minimum wage, including, but not limited to, janitorial, security and landscaping, and (10) management fees that are based on a percentage of rent or revenue (but such management fees are subject to the limitations set forth in Section 2.2.l(a)(iii) of this Lease).

(b) Payment of Additional Real Property Taxes. Commencing on the first day of the second Lease Year, for each calendar year or partial calendar year during the Term thereafter, Tenant shall, within fifteen (15) days after demand therefor by Landlord (accompanied by a statement setting forth in reasonable detail the Property’s Real Property Taxes (defined in Paragraph 2.2.1(e) below) for such calendar year), pay to Landlord as Additional Real Property Taxes (“Additional Real Property Taxes”) the amount by which Tenant’s Real Property Tax Percentage (defined in Subparagraph 2.2.1(f) below) of the Real Property Taxes of the Property for such calendar year exceeds on a square foot basis the Real Property Tax Expense Stop (defined in Subparagraph 2.2.1(g) below). If only part of any calendar year falls within the Term, the amount computed as Additional Real Property Taxes shall be prorated in proportion to the portion of such calendar year falling within the Term (but the expiration of the Term before the end of a calendar year shall not impair Tenant’s obligation hereunder to pay such prorated portion of such Additional Real Property Taxes).

2.1.3. Other Additional Rent. Additional Rent in the amount of any other payment referred to as such or otherwise in any provision of this Lease.

2.2. Operating Costs; Real Property Taxes.

2.2.1. Definitions. As used herein:

(a) The term “Operating Costs” shall mean the actual costs incurred by Landlord in operating, managing, maintaining and making repairs and replacements to the Property during each calendar year of the Term. Such Operating Costs shall include, by way of example rather than of limitation:

(i) Non-Retail Operating Costs. The following costs (hereinafter referred to collectively as the “Non-Retail Operating Costs”): (A) charges or fees for, and taxes on, the furnishing of electricity to all of the Property other than those areas (containing in the aggregate approximately 4,660 square feet of net rentable floor area) on the first floor of the Building which is intended by the Landlord to be devoted principally to retail uses (hereinafter referred to as the “Retail Space”); (B) the cost of providing janitorial and trash removal service to all of the Property other than the Retail Space; and (C) the cost of cleaning the windows in the Building (other than those plate glass or other windows of the Retail Space); and

(ii) General Operating Costs. The following costs (hereinafter referred to collectively as the “General Operating Costs”): (A) charges or fees for, and taxes on, the furnishing of water, sewer service, gas or other utility services (other than electricity) to the Property; (B) costs of providing elevator service and security service for the common areas of the Building, and of maintaining the grounds, common areas and mechanical systems of the Building and Property; (C) all other costs of maintaining, repairing or replacing any or all of the Building or the Property; (D) charges or fees for any necessary governmental permits; (E) management fees, overhead and expenses; (F) premiums for hazard, liability, workers’ compensation or similar insurance upon any or all of the Property; (G) costs arising under service contracts with independent contractors; (H) costs of any services not provided by Landlord to the Property on the date hereof but hereafter provided by Landlord in its prudent management of the Property; and (I) the cost of any other items which, under generally accepted accounting principles consistently applied from year to year with respect to the Property, constitute operating or maintenance costs attributable to any or all of the Property.

(iii) Exclusions. Non-Retail Operating Costs and General Operating Costs shall not include (A) the expense of principal and interest payments made by Landlord pursuant to the provisions of any mortgage or deed of trust covering the Property; (B) any deduction for depreciation of the Property taken on Landlord’s income tax returns; (C) the cost of Landlord’s federal, state or local income taxes; (D) the cost of any repair made by the Landlord because of the total or partial destruction of the Property or the condemnation of a portion of the Property; (E) any costs which are reimbursed by insurance proceeds or any other source; (F) expenses of Landlord in curing its defaults or performing work expressly provided for in the Lease to be borne at Landlord’s expense (including work for other tenants in the Property); (G) the cost of marketing and leasing the Property, including leasing commissions, advertising and other marketing costs, and related legal, accounting and other professional services; (H) costs to prepare space for occupancy by any tenants of the Property and for renovating, painting, repainting, decorating, redecorating, planning, designing space for any tenants (including Tenant), and the cost of any credits, allowances, or other payments or rent waivers or concessions granted to any tenant (including Tenant); (I) costs incurred by Landlord in exercising remedies against tenants of the Property who violate terms of their leases; (J) franchise, gift, transfer, excise, capital stock, estate succession or inheritance taxes; (K) penalties or interest for late payment of taxes; (I) capital improvements and reserves therefor (i) not intended to improve operating efficiency or (ii) required by laws enacted prior to the Effective Date; (M) management fees in excess of an amount equal to four percent (4%) of the gross rents of the Property; (N) wages, salaries, fees and fringe benefits paid to executive personnel or officers, partners, shareholders or directors of Landlord or of Landlord’s managing agent above the grade of director of property management; (0) the cost of any repair made by Landlord because of any fire or other casualty or the total or partial destruction or condemnation of the Building or any portion of the Building to the extent Landlord receives compensation therefor through insurance or condemnation proceeds; (P) any increase in an insurance premium to the extent that such increase is caused or attributable to the use, occupancy or act of another tenant; (Q) ground rent or similar payments to a ground lessor; (R) costs and expenses incurred in connection with any transfer of an interest in the Building or the Land; (S) costs relating to maintaining Landlord’s existence, either as a corporation, limited liability company, partnership or other entity, such as annual fees, organization expenses and legal and accounting fees (other than with respect to Property operations); or (T) mortgage refinancing costs, including attorneys’ fees, title insurance premiums and recording costs.

(b) The term “Tenant’s Non-Retail Operating Costs Percentage” (i) shall mean the percentage assigned to the Premises for purposes of allocating the Non-Retail Operating Costs to the Premises (and to the rest of the net rentable spaces within the Property other than the Retail Space) in accordance with the provisions of this subparagraph, and (ii) represents the approximate and (for purposes of the provisions of this Lease) hereby agreed-upon proportion which the floor area of the Premises bears to the aggregate net rentable space (other than the Retail Space) within the Property, and (iii) shall be Two and Eighty-Seven Hundredths percent (2.85%).

(c) The term “Tenant’s General Operating Costs Percentage” (i) shall mean the percentage assigned to the Premises for purposes of allocating the General Operating Costs to the Premises (and to the rest of the net rentable spaces within the Property), in accordance with the provisions of this subparagraph, and (ii) represents the approximate and (for purposes of the provisions of this Lease) hereby agreed-upon proportion which the floor area of the Premises bears to the aggregate net rentable space within the Property, and (iii) shall be Two and Seventy-Nine Hundredths percent (2.79%).

(d) The term “Expense Stop” shall mean the sum of Non-Retail Operating Costs plus General Operating Costs for the Building and Property incurred in calendar year 2012, as determined by Landlord in accordance with the provisions of Paragraph 2.2 of this Lease, expressed as an aggregate dollar amount, or, when divided by the rentable square footage of the Building, as an amount per square foot. To the extent that the Building is not at an occupancy level of 95% in calendar year 2012, such calculation of the Expense Stop (as well as the calculation of Operating Costs in each calendar year thereafter during the Term where the occupancy level of the Building is less than 95%) shall be based on numbers that are “grossed up” to account for a 100% occupancy.

(e) The term “Real Property Taxes” shall include real property, front-foot benefit, Washington Suburban Sanitary Commission, other metropolitan district and other similar taxes or public or private assessments (whether regular or special) levied against any or all of the Property and taxes levied in lieu of all or a portion of such taxes.

(i) If Real Property Taxes are reduced or abated during any Lease Year as a result of an appeal by Landlord to any government entity, Tenant shall be entitled to a proportionate reduction or abatement in Real Property Taxes in the calculation of Additional Rent. Provided however, that Landlord may include in the calculation of Additional Rent any professional fees associated with the procurement of the reduction or abatement of Taxes, which shall include, but are not limited to, legal fees, appraisal fees, and tax consultant fees.

(ii) Tenant shall not be responsible for paying any increase in any portion of the Real Property Taxes specified in the tax assessor’s records and work sheets as being caused by additional improvements placed upon the Property by other lessees or by Landlord for the exclusive enjoyment of any other lessee. Tenant shall, however, pay to Landlord as Additional Rent the entirety of any increase in Real Property Taxes to the extent assessed solely by reason of additional improvements placed upon the Premises by Tenant or at Tenant’s request.

(iii) Nothing contained in this Lease shall be interpreted to require Tenant to pay any income, excess profits, corporate capital stock, or franchise tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any Real Property Taxes or increase in any Real Property Taxes. If under the requirements of any state or local laws with respect to such new method of taxation, Tenant is prohibited from paying such new tax which is in lieu of all or any part of any Real Property Taxes or any increase in Real Property Taxes, Landlord may, at its election, terminate this Lease and require that Tenant enter into a new lease for the balance of the term, upon all of the same terms and conditions as this Lease, but which provides for a net rent to the Landlord after the imposition of such tax, which is equal to the Rent payable hereunder.

(f) The term “Tenant’s Real Property Tax Percentage” (i) shall mean the percentage assigned to the Premises for purposes of allocating the Real Property Taxes of the Property to the Premises in accordance with the provisions of this subparagraph, and (ii) represents the approximate and (for purposes of the provisions of this Lease) hereby agreed-upon proportion which the floor area of the Premises bears to the aggregate net rentable space within the Building, and (iii) shall Two and Seventy-Nine Hundredths percent (2.79%).

(g) The term “Tenant’s Real Property Tax Expense Stop” shall mean the sum of Real Property Taxes for the Property incurred in calendar year 2012, as determined by Landlord in accordance with the provisions of Paragraph 2.2 of this Lease, expressed as an aggregate dollar amount, or, when divided by the rentable square footage of the Property, as an amount per square foot. To the extent that the Property is not fully assessed for tax purposes in calendar year 2012, such calculation of the Real Property Tax Expense Stop (as well as the calculation of Real Property Taxes in each calendar year thereafter during the Term where the Property is not fully assessed for tax purposes) shall be based on numbers that are “grossed up” to reflect a fully assessed parcel of Property.

2.2.2. Computation of Additional Rent Due.

(a) After the end of each calendar year during the Term, Landlord shall:

(i) Compute the total of the Non-Retail Operating Costs incurred for all of the Property (other than the Retail Space) during such calendar year, and allocate to the Premises its proportionate share of the Non-Retail Operating Costs for the Property, based on Tenant’s Non-Retail Operating Cost Percentage; and

(ii) Compute the total of the General Operating Costs incurred for all of the Property during such calendar year, and allocate to the Premises its proportionate share of the General Operating Costs for the Property, based on Tenant’s General Operating Cost Percentage.

(iii) Compute the total of the Real Property Taxes incurred for all of the Property during such calendar year, and allocate to the Premises its proportionate share of the Real Property Taxes for the Property, based on Tenant’s Real Property Tax Percentage.

(b) Anything contained in the foregoing provisions of this Subparagraph 2.2.2 to the contrary notwithstanding, wherever Tenant and/or any other tenant of space within the Property has agreed in its lease or otherwise to provide any item of Non-Retail Operating Costs or General Operating Costs partially or entirely at its own expense, in allocating the Non-Retail Operating Costs, and the General Operating Costs pursuant to the foregoing provisions of this Subparagraph 2.2.2, Landlord shall make an appropriate adjustment so as to avoid allocating to Tenant or to any other tenant, as the case may be, those Non-Retail Operating Costs and General Operating Costs covering such services already being provided by Tenant or by such other tenant at its own expense.

2.2.3. Landlord’s Right to Estimate. Anything contained in the foregoing provisions of this Section 2 to the contrary notwithstanding, Landlord may, at its discretion in any calendar year of the Term, commencing with calendar year 2013, (a) make from time to time during the Term a reasonable estimate of the Additional Rent which may become due for any calendar year, (b) require Tenant to pay to Landlord for each calendar month during such year one-twelfth (1/12th) of such estimated Additional Rent, at the time and in the manner that Tenant is required hereunder to pay the monthly installment of the Base Rent for such month, and (c) at Landlord’s reasonable discretion, increase or decrease from time to time during such calendar year the amount initially so estimated for such calendar year, all by giving Tenant written notice thereof, accompanied by a schedule setting forth the same in reasonable detail. As soon as practicable after the end of calendar year 2013, and as soon as practicable after the end of each calendar year thereafter, Landlord shall provide to Tenant a statement (the “Expense Statement”) setting forth Tenant’s Additional Operating Costs and Tenant’s Additional Real Property Taxes for such calendar year, calculated in accordance with, respectively, Sections 2.1.2(a) and 2.1.2(b) above. Within twenty (20) days after the delivery of such Expense Statement, Tenant shall pay to Landlord any deficiency between (a) the sum of the amounts shown as Tenant’s Additional Operating Costs and Tenant’s Additional Real Property Taxes for such calendar year, and (b) the total of any payments made by Tenant on account thereof in accordance with this subsection 2.2.3. If the payments made by Tenant exceed the sum of the amount shown in the Expense Statement as Tenant’s Additional Operating Costs and Tenant’s Additional Real Property Taxes for such calendar year, the excess amount shall be applied against the next payment(s) of Base Rent or Additional Rent coming due hereunder, unless the Lease shall have expired, in which event Landlord shall refund such excess at the time of its delivery of the Expense Statement.

2.3. When Due and Payable.

2.3.1. The Base Rent for any Lease Year shall be due and payable in twelve (12) consecutive, equal monthly installments, in advance, on the first (1st) day of each calendar month during such Lease Year; provided that the installment of the Base Rent payable for the first full calendar month of the Term (and, if the Term commences on a day other than the first (1st) day of a calendar month, that portion of the Base Rent which is payable for such month) shall be due and payable upon the full execution and delivery of this Lease.

2.3.2. Any Additional Rent accruing under any provision of this Lease shall, except as is otherwise set forth herein, be due and payable when the installment of the Base Rent next falling due after such Additional Rent accrues becomes due and payable, unless Landlord makes written demand upon Tenant for payment thereof at any earlier time, in which event such Additional Rent shall be due and payable at such time.

2.3.3. Each such payment shall be made promptly when due, without any deduction or set-off whatsoever, and without demand, failing which Tenant shall pay to Landlord as Additional Rent: (a) a late charge in the amount of five percent (5%) of such payment; and (b) in the event such payment shall not be received by Landlord within five (5) days after such due date, then Tenant hereby covenants and agrees to pay to Landlord an “Additional Late Charge” at the rate of eighteen percent (18%) per annum of the total amount due for each and every day beyond five (5) days after said due date until the total payment is made; and (c) in the event Tenant pays the rent by check and said check is returned by the bank unpaid, Tenant shall pay to Landlord the sum of Three Hundred Dollars ($300.00) to cover the costs and expenses of processing the returned check, in addition to the aforesaid monthly rent payment, and any late charges which may be involved. Notwithstanding the foregoing provisions of this Section 2.3.3 to the contrary, in the case of the first such payment which is not paid when due, the Late Charge will be charged only if such payment is received by Landlord more than five (5) days after the date when due.

2.4. Where Payable. Tenant shall pay the Rent, in lawful currency of the United States of America, to Landlord by mailing to UCM/MDC- 1010 Wayne LLC: P.O. Box 60713; Charlotte, NC 28260, or to such other address or in such other manner as Landlord from time to time specifies by written notice to Tenant. Any payment made by Tenant to Landlord on account of Rent may be credited by Landlord to the payment of any Rent then past due before being credited to Rent currently falling due. Any such payment which is less than the amount of Rent then due shall constitute a payment made on account thereof, the parties hereto hereby agreeing that Landlord’s acceptance of such payment (whether or not with or accompanied by an endorsement or statement that such lesser amount or Landlord’s acceptance thereof constitutes payment in full of the amount of Rent then due) shall not alter or impair Landlord’s rights hereunder to be paid all of such amount then due, or in any other respect.

2.5. Tax on Lease. If federal, state or local law now or hereafter imposes any tax, assessment, levy or other charge (other than any income, inheritance or estate tax) directly or indirectly upon (a) Landlord with respect to this Lease or the value thereof, (b) Tenant’s use or occupancy of the Premises, (c) the Base Rent, Additional Rent or any other sum payable under this Lease, or (d) this transaction, then (except if and to the extent that such tax, assessment, levy or other charge is included in the Operating Costs) Tenant shall pay the amount thereof as Additional Rent to Landlord upon demand, unless Tenant is prohibited by law from doing so, in which event Landlord may, at its election, terminate this Lease by giving written notice thereof to Tenant.

2.6. Security Deposit.

2.6.1. Simultaneously with the entry into this Lease by the parties hereto, Tenant shall deliver to Landlord either, as Tenant may elect, (i) a cash security deposit in (the “Cash Security Deposit”), or (ii) an irrevocable standby letter of credit (the “Letter of Credit”), in the amount of Thirteen Thousand Two Hundred Thirty-Six and 08/100 Dollars ($13,236.08). The Cash Security Deposit or the Letter of Credit, as applicable, is sometimes referred to herein as the “Security Deposit”. The Security Deposit shall be retained by Landlord as security for Tenant’s payment of the Rent and performance of all of its other obligations under the provisions of this Lease.

2.6.2. On the occurrence of an Event of Default, Landlord shall be entitled, at its sole discretion,

(a) to apply any or all of the Security Deposit in payment of (i) any Rent then due and unpaid, (ii) any expense incurred by Landlord in curing any such Event of Default, and/or (iii) any damages incurred by Landlord by reason of such Event of Default (including, by way of example rather than of limitation, that of reasonable attorneys’ fees), in which event Tenant shall, immediately on its receipt of a written demand therefor from Landlord, pay to Landlord a sum equaling the amount so applied, so as to restore the Cash Security Deposit to its full amount, and if the Security Deposit is the Letter of Credit, Tenant will comply with the restoration provisions of subparagraph 2.6.6. below; and/or

(b) at Landlord’s election, to retain any or all of such Security Deposit not otherwise applied pursuant to the provisions of Subparagraph 2.6.2(a) in liquidation of any or all damages suffered by Landlord by reason of such default.

2.6.3. Within ninety (90) days after the termination of this Lease, any of the Cash Security Deposit which is not so applied or retained or the Letter of Credit, to the extent not drawn down, as the case may be, shall be returned to Tenant.

2.6.4. The Cash Security Deposit shall not bear interest while being held by Landlord hereunder.

2.6.5. No Mortgagee (as that term is defined by the provisions of Section 12) or purchaser of any or all of the Property at any foreclosure proceeding brought under the provisions of any Mortgage (as that term is defined by the provisions of Section 12) shall (regardless of whether the Lease is at the time in question subordinate to the lien of any Mortgage under the provisions of Section 12 or otherwise) be liable to Tenant or any other person for any or all of such sum (or any other or additional Cash Security Deposit or other payment made by Tenant under the provisions of this Lease), unless both (a) Landlord has actually delivered it in cash to such Mortgagee or purchaser, as the case may be, and (b) it has been specifically identified and accepted by such Mortgagee or purchaser, as the case may be, as such and for such purpose.

2.6.6. If Tenant elects to deliver to Landlord the Letter of Credit as the Security Deposit, the following shall apply: the Letter of Credit shall be an irrevocable standby letter of credit issued by a federally insured commercial bank with a banking office in the Metropolitan Washington, D.C. area reasonably approved by Landlord and shall be in form and substance the same as the form of letter of credit attached to this Lease as Exhibit “E” and made a part hereof. Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, draw upon the Letter of Credit to the same extent that Landlord may draw upon the Cash Security Deposit under subparagraph 2.6.2 above, and Tenant shall restore the amount of the Letter of Credit to its original amount within ten

(10) days following the date of such draw. Tenant shall not allow the Letter of Credit to expire and shall cause the Letter of Credit to be renewed for consecutive twelve (12) month periods at least thirty (30) days prior to each then current expiration date. If Tenant fails to cause any such renewal, time being of the essence, Landlord may draw down the Letter of Credit. Upon such draw, the cash proceeds of the Letter of Credit shall be held by Landlord as the Cash Security Deposit under this Lease, provided that, except as otherwise expressly provided in this subparagraph 2.6.6, the total deposit (whether it be a Cash Security Deposit or Letter of Credit) hereunder shall not be less than Thirteen Thousand Two Hundred Thirty-Six and 08/100 Dollars ($13,236.08). Notwithstanding any provision of this Lease to the contrary, Tenant shall have no right to notice of default nor opportunity to cure for any failure of Tenant to renew the Letter of Credit as required under this subparagraph. In the event of a transfer by Landlord of its interest in the Premises, Tenant, at Tenant’s sole expense, shall cause a new letter of credit to be substituted for the Letter of Credit, addressed to Landlord’ successor and otherwise in accordance with the provisions hereof.

Section 3. Use of Premises.

3.1. Permitted Use. Tenant shall, continuously throughout the Term, occupy and use the Premises for and only for general office space.

3.2. Applicable Law. In its use of the Premises and the remainder of the Property, Tenant shall not violate any applicable law, ordinance or regulation.

3.3. License. Landlord hereby grants to Tenant a non-exclusive license to use (and to permit its officers, directors, agents, employees and invitees to use in the course of conducting business at the Premises), throughout the Term:

(a) any and all elevators, common stairways, lobbies, common hallways and other portions of the Building which, by their nature, are manifestly designed and intended for common use by the occupants of the Building, for pedestrian ingress and egress to and from the Premises and for any other such manifest purposes; and

(b) any and all portions of the Property which, by its nature, is manifestly designed and intended for common use by the occupants of the Building, for pedestrian ingress and egress to and from the Premises and for any other such manifest purposes.

3.3.2. Such license shall be exercised in common with the exercise thereof by Landlord, any other tenant or owner of the Building, and their respective officers, directors, agents, employees and invitees, and in accordance with the Rules and Regulations promulgated from time to time pursuant to the provisions of Section 11.

3.3.3. Tenant shall have the right, throughout the Term, to park up to five (5) automobiles within the parking garage serving the Building, two (2) of which shall be shall be reserved spaces (a) by entering from time to time with Landlord (or Landlord’s agent) into Landlord’s (or Landlord’s agent’s) standard agreements covering the use of parking spaces in such garage, (b) upon the terms and subject to the conditions set forth in such agreements, and (c) upon Tenant’s monthly payment of a fee for the right to such parking spaces. As of the Effective Date, the monthly parking fee is Two Hundred Ten and 00/100 Dollars ($210.00) per space for reserved parking spaces, and is One Hundred Fifteen and 00/100 Dollars ($115.00) per space for unreserved parking spaces. Landlord (or Landlord’s operator) reserves the right to increase the monthly parking fee from time to time, consistent with prevailing rates in the Building’s parking garage. If Tenant shall fail to pay such monthly fee in whole or in part for a period of one (1) month during the Term, then (without limiting the respective rights and obligations under any separate parking agreement) Tenant’s right hereunder to use such parking spaces shall thereupon automatically terminate if Tenant does not make such payment within five (5) business days after receipt of written notice from Landlord.

3.3.4. Tenant shall not be entitled to use or permit to be used (i) the main entrance of the Building, or (ii) any entrance to the Building and the Premises other than that entrance designated by Landlord as being the delivery entrance, for the delivery of inventory, materials, supplies, trade fixtures or other, similar items, all of which shall be delivered to the Building and the Premises only during the hours of 8:00 a.m. and 6:00 p.m. Monday through Friday, except on legal holidays.

Section 4. Insurance and Indemnification.

4.1. Increase In Risk. Tenant:

4.1.1. shall not do, fail to do, or permit to be done any act or thing as a result of which either (a) any policy of insurance of any kind covering (i) any or all of the Property or (ii) any liability of the Landlord in connection therewith may become void or suspended, or (b) the insurance risk under any such policy would (in the opinion of the insurer thereunder) be made greater; and

4.1.2. shall pay as Additional Rent the amount of any increase in any premium for such insurance resulting from any breach of such covenant, within ten (10) days after Landlord notifies Tenant of such increase.

4.2. Insurance to be Maintained by Tenant.

4.2.1. Tenant shall maintain at its expense, throughout the Term, insurance against loss or liability in connection with bodily injury, death, property damage or destruction, occurring within the Premises or arising out of the use thereof by Tenant or its agents, employees, officers, subtenants, invitees, visitors and guests, under one or more policies of commercial general liability insurance containing a contractual liability endorsement and having such limits as to each as are reasonably required by Landlord from time to time, but in any event of not less than Three Million Dollars ($3,000,000.00) combined single limit coverage for bodily injury to or death of any one person during any one occurrence, and for bodily injury or death of all persons in any one occurrence, and for property damage or destruction during any one occurrence. Tenant also agrees to carry Special Form-Causes of Loss property insurance including sprinkler leakage and water damage coverage, covering for full replacement value all of Tenant’s improvements made in and to the Premises which were paid for by Tenant, if any, and all of Tenant’s goods and merchandise, trade fixtures, furniture, signs, decorations, furnishings, wall covering, floor covering, draperies, equipment, and all other items and personal property of Tenant located on or within the Premises. Each such policy shall (a) name as an additional insured thereunder Landlord and the property manager of the Building (currently Moore & Associates, Inc., a Maryland corporation (“Moore”)) (and, at the Landlord’s request, any Mortgagee (hereinafter defined)), (b) by its terms, be considered primary and non-contributory with respect to any other insurance carried by Landlord or its successors and assigns, (c) by its terms be cancelable only on at least thirty (30) days’ prior written notice to the Landlord (and, at Landlord’s request, any such Mortgagee), and (d) be issued by an insurer having an A.M. Best’s Key Rating Guide rating of A-IX or better licensed to issue such policy in Maryland. It is expressly understood and agreed that neither the issuance of any insurance policy required hereunder nor the foregoing minimum levels of insurance coverage shall limit the liability of Tenant for its acts or omissions as provided in this Lease.

4.2.2. At least (a) thirty (30) days before the Commencement Date, Tenant shall deliver to Landlord an original or a signed duplicate copy of each such policy (or at Landlord’s option, a certificate thereof), and (b) thirty (30) days before any such policy expires, Tenant shall deliver to Landlord an original or a signed duplicate copy of a replacement policy therefor (or at Landlord’s option, a certificate thereof); provided, that so long as such insurance is otherwise in accordance with the provisions of this Section 4 and expressly and unconditionally affords coverage to the Premises and to Landlord as required hereunder, Tenant may carry any such insurance under a blanket policy covering the Premises for the risks and in the minimum amounts specified in Subparagraph 4.2.1, in which event Tenant shall deliver to Landlord two (2) insurer’s certificates therefor in lieu of an original or a copy thereof, as aforesaid.

4.3. Insurance to be Maintained by Landlord. Landlord shall maintain throughout the Term Special Form-Causes of Loss property insurance upon the Building, and may carry environmental insurance and business income insurance and any other commercially reasonable insurance upon the Property. The cost of the premiums for such insurance and of each endorsement thereto shall be deemed, for purposes of the provisions of Section 2, to be a cost of operating and maintaining the Property.

4.4. Mutual Release and Waiver of Subrogation. If either party hereto is paid any proceeds under any policy of insurance naming such party as an insured, on account of any loss or damage, then such party hereby releases the other party hereto, to and only to the extent of the amount of such proceeds, from any and all liability for such loss or damage, notwithstanding that such loss, damage or liability may arise out of the negligent or intentionally tortious act or omission of the other party, its agents or employees; provided, that such release shall be effective only as to a loss or damage occurring while the appropriate policy of insurance of the releasing party provides that such release shall not impair the effectiveness of such policy or the insured’s ability to recover thereunder. Each party hereto shall use reasonable efforts to have a clause to such effect included in its said policies of insurance, and shall promptly notify the other in writing if such clause cannot be included in any such policy.

4.5. Liability of Parties. Except if and to the extent that such party is released from liability to the other party hereto pursuant to the provisions of Subparagraph 4.4:

4.5.1. Landlord (a) shall be responsible for, and shall defend, indemnify and hold harmless Tenant against and from any and all liability or claim of liability arising out of any injury to or death of any person or damage to any property, occurring anywhere upon the Property, only if and to the extent that such injury, death or damage is proximately caused by the grossly negligent or intentionally tortious act or omission of Landlord or its agents, officers or employees, but (b) shall not be responsible for or be obligated to indemnify or hold harmless Tenant against or from any liability for any such injury, death or damage occurring anywhere upon the Property (including the Premises) by reason of (i) fire, windstorm, or any other act of God, unless resulting from the gross negligence or willful misconduct of Landlord; (ii) any violation of applicable laws, agreements or declarations of record, or any agreement relating to the Premises to which Tenant is a party; (iii) any contest of Taxes; (iv) injury to persons or damage to property caused by the negligence or otherwise tortious act of Tenant, its contractors, subtenants or invitees; or (v) any breach by Tenant of any covenant, agreement, representation or warranty made by Tenant pursuant to this Lease; and

4.5.2. Excluding those situations in which Landlord is obligated to indemnify and hold harmless Tenant under the provisions of Subparagraph 4.5.1, Tenant shall be responsible for, and shall defend, indemnify and hold harmless Landlord, Moore and any successor property manager of the Building (and, at Landlord’s request, any Mortgagee) against and from, any and all liability or claim of liability arising out of any injury to or death of any person or damage to any property, occurring within the Premises.

Section 5. Improvements to Premises.

5.1. Initial Construction by Landlord.

5.1.1. Tenant shall lease the Premises in its “as-is” condition, except that Landlord shall, at Landlord’s expense, provide the improvements to the Premises, if any, using building standard materials, shown and indicated on Exhibit “B” attached hereto (the “Landlord Work”). It is expressly agreed and understood that Tenant has approved the Landlord Work shown on Exhibit “B” by executing this Lease, and that any changes to the Landlord Work (including any changes to the plans attached as part of Exhibit “B”) resulting in any additional costs shall be performed by Landlord only after Tenant executes a written “Change Order” therefor stating that Tenant shall be responsible for 100% of such cost increase. Such additional costs will be billed by Landlord to Tenant as Additional Rent, and Tenant shall have thirty (30) days to reimburse Landlord for same. At Landlord’s discretion, Landlord may request that Tenant pay for any such Change Order prior to Landlord performing the same.

5.1.2. Landlord shall use commercially reasonable efforts to substantially complete the Landlord Work by the Target Date, but shall have no liability to the Tenant hereunder if it does not do so. In such event, provided that such delay did not result from a Tenant Delay (a) the Commencement Date shall be postponed for a period equaling the length of such delay, and (b) the Termination Date shall be determined pursuant to the provisions of Paragraph 1.1. by reference to the Commencement Date as so postponed.

5.1.3. Except for any item of incomplete work set forth on a “punch list” prepared by Tenant and approved in writing by Landlord before such delivery of possession, Tenant, by its assumption of possession of the Premises, shall for all purposes of this Lease be deemed to have accepted the Premises and the Landlord Work.

5.1.4. Tenant shall be entitled to move into the Premises on the Saturday and Sunday immediately preceding the Commencement Date and such move-in shall by itself not constitute beneficial occupancy of the Premises by Tenant. There shall be no charge to Tenant for the Building personnel or engineer for Tenant’s initial move-in to the Premises.

5.2. Initial Construction by Tenant. Landlord shall permit Tenant and Tenant’s agents to enter the Premises after the execution and delivery of the Lease for the purpose of installing special equipment, furniture, telephone and computer equipment two (2) weeks prior to the Commencement Date. Any such entry by Tenant prior to the Commencement Date (a) must be approved by Landlord in each case, which such approval shall not be unreasonably withheld, conditioned or delayed, (b) must be conducted in a manner so as to avoid interfering with the prosecution of the Landlord Work, and (c) shall be subject to all of the terms, covenants, conditions and provisions of the Lease, other than Tenant’s obligation to pay Base Rent hereunder. Tenant acknowledges and agrees that Landlord shall not be liable in any way for any injury, loss or damage which may occur to Tenant, its agents, contractors or employees or to Tenant’s improvements and alterations made in the Premises or the property placed therein prior to the Commencement Date, all of the same being at Tenant’s sole risk.

5.3. Subsequent Improvements By Tenant. Following completion of the Landlord Work and any initial construction by Tenant pursuant to Paragraph 5.2 above, Tenant shall not make any further alteration, addition or improvement to the Premises without first obtaining the Landlord’s written consent thereto and to the identity of the contractor or other person who would make the same (which, in the case of nonstructural alterations, additions and improvements only, shall not unreasonably be withheld or delayed). If Landlord consents to any such proposed alteration, addition or improvement, it shall be made at Tenant’s sole expense (and Tenant shall hold Landlord harmless from any cost incurred on account thereof), and at such time and in such manner as not unreasonably to interfere with the use and enjoyment of the remainder of the Property by any tenant thereof or other person. Tenant shall require its contractor to maintain insurance in such amounts and in such form as Landlord may require. Any such improvements made to the Premises by Tenant or its contractors shall be made only in a good and workmanlike manner, using new, first-class materials, and in accordance with all applicable codes and Landlord’s “Rules for Contractors.” Landlord reserves the right, in its discretion, to monitor the construction of any such work (and to receive an oversight fee therefor equal to five percent (5%) of the actual cost thereof), and to require Tenant to remove any thereof that does not conform to such standard.

5.4. Mechanics’ Liens. Tenant shall (a) immediately after it is filed or claimed, bond or have released any mechanics’, materialman’s or other lien filed or claimed against any or all of the Premises, the Property, or any other property owned or leased by Landlord, by reason of labor or materials provided for the Tenant or any of its contractors or subcontractors, or otherwise arising out of the Tenant’s use or occupancy of the Premises or any other portion of the Property, and (b) defend, indemnify and hold harmless Landlord from and against any and all liability, claim of liability or expense (including, by way of example rather than of limitation, attorneys’ fees) incurred by Landlord on account of any such lien or claim.

5.5. Fixtures. Any and all improvements, repairs, alterations and all other property attached to, used in connection with or otherwise installed within the Premises by Landlord or Tenant shall, immediately on the completion of their installation, become Landlord’s property without payment therefor by Landlord, except that any machinery, equipment or fixtures (including, without limitation, cubicles) installed by Tenant at no expense to Landlord and used in the conduct of the Tenant’s trade or business (rather than to service the Premises or any of the remainder of the Building or the Property generally) shall remain Tenant’s property, and shall be removed by Tenant at the end of the Term (and any damage to the Premises caused by such removal shall be repaired at Tenant’s expense). Tenant shall also remove any alterations and improvements designated by Landlord in writing at least thirty (30) days prior to the end of the Term.

5.6. Personal Property Taxes. Tenant shall be liable for all taxes levied against personal property and trade fixtures placed by Tenant in the Premises. If any such taxes are levied against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property and trade fixtures placed by Tenant in the Premises and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder.

Section 6. Maintenance and Services.

6.1. Ordinary Services. Landlord shall provide, or cause to be provided, as an Operating Cost of the Property, the following services to or for the benefit of the Premises:

6.1.1. heating and air-conditioning (during those respective seasons of the year in which they are necessary) for the comfortable use and occupancy of the Premises, between 8:00 o’clock a.m. and 6:00 o’clock p.m., Monday through Friday, and between 9:00 o’clock a.m. and 12:30 o’clock p.m. on Saturday (in each case except for legal holidays, which are New Year’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day and Christmas Day) (“Normal Business Hours”); provided that the cost of maintaining any HVAC equipment installed for the exclusive benefit of the Premises shall be borne by Tenant;

6.1.2. electricity and water suitable for the use of the Premises in accordance with the provisions of Section 3; provided that Landlord shall be entitled (a) to cause such utilities to be separately metered; (b) to require that electricity and water furnished to Tenant through such separate meters be provided under separate billing accounts in Tenant’s name with the utility company furnishing the same (which Tenant shall cause to be opened in its name); (c) to require that Tenant pay any and all service charges or other amounts charged by such utility company for the same, directly to such company (in which such event Tenant shall defend, indemnify and hold harmless Landlord against and from any and all liability, claim, liability or expense arising out of the furnishing of such service to the Premises by such utility company); and (d) to require that any separate meters or submeters necessary in connection with the foregoing be installed at Tenant’s sole cost and expense; and in such an event, an appropriate adjustment will be made to the Tenant’s Operating Cost Expense Stop;

6.1.3. nightly trash removal and nightly cleaning of the Premises Monday through Friday except legal holidays, substantially in accordance with the services described on Exhibit “F” – Building and Premises Cleaning Specifications;

6.1.4. general maintenance of all common areas of the Building and Property, including removal of trash, snow and ice therefrom, repair of all Building systems and equipment and replacement of fluorescent light bulbs in building standard fixtures (but not bulbs in other types of fixtures) located in the Premises; and

6.1.5. general management of the Building and Property by a bona fide commercial property management company having the requisite staff to perform the customary functions of maintenance and management for first class office buildings.

6.2. Extraordinary Services.

6.2.1. Landlord shall provide at extra charge HVAC service to or for the benefit of the Premises other than during Normal Business Hours. If Tenant utilizes such after-hours HVAC service, Tenant shall pay to Landlord as Additional Rent the amount from time to time charged by Landlord therefor, as set forth on the written schedule of such charges most recently provided by Landlord to Tenant.

6.2.2. Tenant shall not, without first obtaining Landlord’s written consent thereto, install within the Premises any electrical machinery or equipment (including, by way of example rather than of limitation, any electrical heating, cooling, water-heating, kitchen, photocopying or refrigeration equipment, or electronic data processing machinery), which (a) uses electrical current exceeding 10 amperes at 110 volts, or (b) in any way increases the amount of electricity which would normally be consumed upon the Premises when used as general office space, and shall pay periodically as Additional Rent the additional expense incurred by the Landlord as a result thereof, including that resulting from any installation of such equipment. Without limiting the generality of the foregoing provisions of this Paragraph 6.2, Landlord shall have the right from time to time to measure, using established calculation methods or one or more temporary or permanent submeters or other devices, the consumption of electricity upon the Premises. The cost of such measuring shall be borne by Landlord unless such measuring indicates that the electricity being consumed upon the Premises exceeds 4.5 watts per square foot, in which event Tenant shall reimburse Landlord for the cost of such measuring, and shall in addition pay to Landlord monthly, as Additional Rent, the cost incurred by Landlord thereafter in furnishing such additional electricity to the Premises, which cost shall be estimated by Landlord using its reasonable discretion, and shall be adjusted at the end of each calendar year to reflect the actual cost of such excess electricity incurred by Landlord during such calendar year. In any case, Landlord shall have the right to separately meter (and separately charge Tenant for such metering and for electrical usage metered thereby) with respect to any computer network, communications or similar room wherein Tenant has installed (or Landlord has installed for the benefit of

Tenant) equipment, including auxiliary HVAC equipment, which normally runs beyond normal building hours or utilizes, on average, more than 10 amperes per item of equipment installed therein. Maintenance, repair and replacement of such auxiliary HVAC equipment shall be the sole responsibility of Tenant, and such equipment shall be maintained in accordance with then-current ASHRAE maintenance standards. Tenant shall provide Landlord, no less frequently than every twelve (12) months, with copies of annual inspection and maintenance reports prepared by third party HVAC maintenance contractors or consultants qualified to perform such work.

6.3. Interruption. Landlord shall not be liable for any interruption whatsoever in utility services not furnished by Landlord, nor for interruptions in utility services furnished by Landlord which are due to fire, accident, strike, acts of God or other causes beyond the control of Landlord or which are necessary or useful in connection with making any alterations, repairs or improvements required by applicable law (including, by way of example rather than of limitation’ any federal law or regulation relating to the furnishing or consumption of energy or the temperature of buildings).

Section 7. Landlord’s Right of Entry, Right to Cure

7.1. Right of Entry. Landlord and its agents shall be entitled to enter the Premises at any time during the Normal Business Hours and at any other reasonable time (a) to inspect the Premises, (b) to exhibit the Premises to any existing or prospective mortgagee, or to any prospective purchaser or tenant, (c) to make any alteration, improvement or repair to the Building or the Premises, (d) subject to Section 7.2, to correct any defaults by Tenant under this Lease, or (e) for any other purpose relating to the operation and maintenance of the Property or performance of any obligation of the Landlord under this Lease; provided, that Landlord shall (a) (unless doing so is impractical or unreasonable because of emergency) give Tenant reasonable prior notice of its intention to enter the Premises, and (b) use commercially reasonable efforts to avoid thereby interfering more than is reasonably necessary with Tenant’s use and enjoyment thereof.

7.2. Right to Cure. If Tenant fails to perform any of its covenants under this Lease, Landlord may elect to perform such covenant on behalf of Tenant after giving Tenant at least ten (10) business days written notice of Landlord’s intention to do so, provided however, that if an emergency situation exists, no notice shall be required. Tenant shall reimburse Landlord in Additional Rent for any sums paid or costs incurred by Landlord in curing such default, together with interest at twelve percent (12%) per annum of the sums paid or costs incurred by Landlord in curing the default, from the respective dates of Landlord’s making the payments and incurring such costs, within ten (10) days after delivery of a statement from Landlord for the amount due. The exercise by Landlord of its rights under this Section shall not prejudice or waive any rights or remedies Landlord might otherwise have against Tenant.

Section 8. Fire and Other Casualties.

8.1. General. If the Premises are damaged by fire or other casualty during the Term,

8.1.1. Landlord shall restore the Premises with reasonable promptness (taking into account the time required by Landlord to effect a settlement with, and to procure any insurance proceeds from, any insurer against such casualty) to substantially restore the condition of the Premises immediately before such casualty, and may temporarily enter and possess any or all of the Premises for such purpose (provided, that Landlord shall not be obligated to repair, restore or replace any fixture, improvement, alteration, furniture or other property owned, installed or made by Tenant), but

8.1.2. the times for commencement and completion of any such restoration shall be extended for the period of any delay beyond the reasonable control of Landlord. If the Landlord undertakes to restore the Premises and such restoration is not accomplished within one hundred eighty (180) days after the date upon which Landlord procures insurance proceeds from all insurers to restore the Property, Tenant may terminate this Lease by giving written notice thereof to Landlord within sixty (60) days after the expiration of such period, as so extended; and

8.1.3. so long as Tenant is deprived of the use of any or all of the Premises on account of such casualty, the Base Rent and any Additional Rent payable under the provisions of Paragraph 2.2 shall be abated in proportion to the number of square feet of the Premises rendered substantially unfit for occupancy by such casualty, unless, because of any such damage, the undamaged portion of the Premises is made materially unsuitable for use by Tenant for the purposes set forth in the provisions of Section 3, in which event the Base Rent and any such Additional Rent shall be abated entirely during such period of deprivation.

8.2. Substantial Destruction. Anything contained in the foregoing provisions of this Section 8 to the contrary notwithstanding,

8.2.1. If during the Term the Building is so damaged by fire or other casualty that (a) either the Premises or (whether or not the Premises are damaged) the Building are rendered substantially unfit for occupancy, as reasonably determined by Landlord, or (b) the Building is damaged to the extent that Landlord reasonably elects to demolish the Building, or (c) if any Mortgagee requires that any or all of such insurance proceeds be used to retire any or all of the debt secured by its Mortgage, or (d) the insurance proceeds received by Landlord are less than the cost of restoration of the Building, then in any such case Landlord may elect to terminate this Lease as of the date of such casualty, by giving written notice thereof to Tenant within thirty (30) days after such date; and

8.2.2. In such event, (a) Tenant shall pay to Landlord the Base Rent and any Additional Rent payable by Tenant hereunder and accrued through the date of such casualty, (b) Landlord shall repay to Tenant any and all prepaid Rent for periods beyond such termination, and (c) Landlord may enter upon and repossess the Premises without further notice

8.3. Tenant’s Negligence. Anything contained in any provision of this Lease to the contrary notwithstanding, if any such damage to the Premises, the Building or both are caused by or result from the negligent or intentionally tortious act or omission of Tenant, those claiming under Tenant or any of their respective officers, employees, agents or invitees,

8.3.1. The Rent shall not be suspended or apportioned as aforesaid, and

8.3.2. Except if and to the extent that Tenant is released from liability therefor pursuant to the provisions of Paragraph 4.4, Tenant shall pay to Landlord upon demand, as Additional Rent, the cost of (a) any repairs and restoration made or to be made as a result of such damage, or (b) (if Landlord elects not to restore the Building) any damage or loss which Landlord incurs as a result of such damage.

8.4. Inconsistent Laws. Tenant hereby waives any right under applicable laws which is inconsistent with the terms of this Section 8.

Section 9. Condemnation.

9.1. Right to Award.

9.1.1. If any or all of the Premises are taken by the exercise of any power of eminent domain or are conveyed to or at the direction of any governmental entity under a threat of any such taking (each of which is hereinafter referred to as a “Condemnation”), Landlord shall be entitled to collect from the condemning authority thereunder the entire amount of any award made in any such proceeding or as consideration for such conveyance, without deduction therefrom for any leasehold or other estate held by the Tenant under this Lease.

9.1.2. Tenant hereby (a) assigns to Landlord all of Tenant’s right, title and interest, if any, in and to any such award; (b) waives any right which it may otherwise have in connection with such Condemnation, against Landlord or such condemning authority, to any payment for (i) the value of the then-unexpired portion of the Term, (ii) leasehold damages, and (iii) any damage to or diminution of the value of Tenant’s leasehold interest hereunder or any portion of the Premises not covered by such Condemnation; and (c) agrees to execute any and all further documents which may be required to facilitate Landlord’s collection of any and all such awards.

9.1.3. Subject to the operation and effect of the foregoing provisions of this Section 9, Tenant may seek, in a separate proceeding, a separate award on account of any damages or costs incurred by Tenant as a result of such Condemnation, so long as such separate award in no way diminishes any award or payment which Landlord would otherwise receive as a result of such Condemnation.

9.2. Effect of Condemnation.

9.2.1. If (a) all of the Premises are covered by a Condemnation, or (b) any part of the Premises is covered by a Condemnation and the remainder thereof is insufficient for the reasonable operation therein of Tenant’s business, or (c) any of the Building is covered by a Condemnation and, in Landlord’s reasonable opinion, it would be impractical to restore the remainder thereof, or (d) any of the rest of the Property is covered by a Condemnation and, in Landlord’s reasonable opinion, it would be impractical to continue to operate the remainder of the Property thereafter, then, in any such event, the Term shall terminate on the date on which possession of so much of the Premises, the Building or the rest of the Property, as the case may be, as is covered by such Condemnation is taken by the condemning authority thereunder, and all Rent (including, by way of example rather than of limitation, any Additional Rent payable under the provisions of subsection 2.2), taxes and other charges payable hereunder shall be apportioned and paid to such date.

9.2.2. If there is a Condemnation and the Term does not terminate pursuant to the foregoing provisions of this subsection, the operation and effect of this Lease shall be unaffected by such Condemnation, except that the Base Rent and any Additional Rent payable under the provisions of Paragraph 2.2 shall be reduced in proportion to the square footage of floor area, if any, of the Premises covered by such Condemnation.

9.3. Limitation on Landlord’s Liability. If there is a Condemnation, Landlord shall have no liability to the Tenant on account of any (a) interruption of Tenant’s business upon the Premises, (b) diminution in Tenant’s ability to use the Premises, or (c) other injury or damage sustained by Tenant as a result of such Condemnation.

9.4. Separate Proceedings. Except for any separate proceeding brought by Tenant under the provisions of Subparagraph 9.1.3, Landlord shall be entitled to conduct any such condemnation proceeding and any settlement thereof free of interference from Tenant, and Tenant hereby waives any right which it otherwise has to participate therein.

Section 10. Assignment and Subletting.

10.1. Limitations; Landlord’s Consent.

10.1.1. Tenant hereby acknowledges that Landlord has entered into this Lease because of Tenant’s financial strength, goodwill, ability and expertise and that, accordingly, this Lease is one which is personal to Tenant, and agrees for itself and its successors in interest hereunder that it will not (a) assign this Lease or any of its rights under this Lease, as to all or any portion of the Premises or otherwise, or (b) make or permit any total or partial sale, lease, sublease, assignment, conveyance, license, mortgage, pledge, encumbrance or other transfer of any or all of the Premises or the occupancy or use of any or all of the Premises, voluntarily or involuntarily (each of which is hereinafter referred to as a “Transfer”) (including, by way of example rather than limitation, (i) any sale at foreclosure or by the execution of any judgment, of any or all of Tenant’s rights hereunder, or (ii) any Transfer by operation of law) without first obtaining Landlord’s express written consent in accordance with Section 10.1.2. Landlord’s consent, if given, shall not constitute a consent to any subsequent such Transfer, whether by the person hereinabove named as “Tenant” or by any such transferee, and shall not be deemed to have been given by Landlord’s acceptance of the payment of Rent after such Transfer occurs, with or without Landlord’s knowledge, or by any other act or failure to act by Landlord, other than the giving of such express, written consent, as aforesaid). Without limiting the generality of the foregoing, in the event of an assignment, (i) Landlord shall be entitled, at its sole discretion, to condition any such consent upon the entry by such person into an agreement with (and in form and substance satisfactory to) Landlord, by which it assumes all of Tenant’s obligations hereunder; and (ii) such assignment will not be permitted unless the prior written consent of any Mortgagee(s) (hereinafter defined) shall also have been obtained. Any person to whom any Transfer is attempted without such consent shall have no claim, right or remedy whatsoever hereunder against Landlord, and Landlord shall have no duty to recognize any person claiming under or through the same. No Transfer made with or without Landlord’s consent shall alter or impair the obligations hereunder of any person constituting Tenant, or liable as the guarantor for the obligations of Tenant, before such Transfer, or of any other person holding any interest or obligation hereunder before such Transfer. For purposes of the foregoing provisions of this subsection, a transfer, by any person or persons controlling Tenant on the date hereof, of such control to a person or persons not controlling the Tenant on the date hereof shall be deemed a Transfer of this Lease. Landlord shall be entitled to be paid by Tenant any profit derived by Tenant from any Transfer made without Landlord’s consent, as aforesaid.

10.1.2. Landlord’s consent to a proposed assignment or sublease shall not be unreasonably withheld, conditioned or delayed, provided Landlord determines that the proposed assignee or subtenant (A) is of a type and quality consistent with the first-class nature of the Building, (B) has the financial capacity and creditworthiness to undertake and perform the obligations of the sublease and perform its general business obligations, (C) is not a party by whom any suit or action could be defended on the ground of sovereign immunity or diplomatic immunity or a government or quasi-government agency with the power of eminent domain; and (D) will not impose any additional material burden upon Landlord in the operation of the Building (to an extent greater than the burden to which Landlord would have been had Tenant continued to use such part of the Premises). In addition, the following conditions must be satisfied at the time Tenant requests Landlord’s consent to an assignment or sublease:

(a) no Event of Default (hereinafter defined) exists and no event has occurred which, with notice and/or the passage of time, would constitute an Event of Default if not cured within the time, including any applicable grace period, specified herein;

(b) Landlord receives at least thirty (30) days’ prior written notice of Tenant’s intention to assign this Lease or sublet any portion of the Premises;

(c) the proposed use of the Premises will not violate any agreement affecting the Premises or the Building; and

(d) Tenant submits to Landlord at least thirty (30) days prior to the proposed date of subletting or assignment whatever information Landlord reasonably requests in order to permit Landlord to make a judgment on the proposed subletting or assignment, including without limitation the name, business experience, financial history, net worth and business references of the proposed assignee or subtenant (and each of its principals), an in-depth description of the transaction, and the consideration delivered to Tenant for the assignment or sublease.

10.2. Expenses and Profits; Effect of Consent.

10.2.1. In the event Landlord, in its sole discretion elects to permit Tenant to assign or sublet all or a portion of the Premises to a third party, fifty percent (50%) of any sums that are paid by such third party for the right to occupy the Premises (net of the reasonable expenses of such assignment or subletting amortized on a straight-line basis, without interest, over the term of the sublease or, in the case of an assignment, over the remainder of the Term), in excess of the Rent then in effect shall be paid by Tenant to Landlord on a monthly basis as Additional Rent.

10.2.2. Tenant shall be responsible for all reasonable costs and expenses, including attorneys’ fees, incurred by Landlord in connection with any proposed or purported assignment or sublease.

10.2.3. The consent by Landlord to any assignment or subletting shall neither be construed as a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, nor as relieving Tenant from giving Landlord the aforesaid written notice of, or from obtaining the consent of Landlord to any further assignment or subletting. The collection or acceptance of Rent from any such assignee or subtenant shall not constitute a waiver or release of the Tenant from any covenant or obligation of Tenant under this lease, except as expressly agreed by Landlord in writing.

10.3. Certain Assignments or Subleases. Notwithstanding anything to the contrary contained in Section 10.1, Tenant may upon at least thirty (30) days prior written notice to Landlord (the “Affiliate Notice”), but without Landlord’s prior written consent, assign this Lease, or sublet all or a portion of the Premises to a Qualified Tenant Affiliate, provided, that (a) the business operations of the proposed assignee or subtenant (which shall be disclosed in the Affiliate Notice) does not conflict with any exclusivity or other limitation that may be imposed upon Landlord, (b) no Event of Default exists and no event has occurred which, with notice and/or the passage of time, would constitute an Event of Default if not cured within the time, including any applicable grace period, specified herein, and (c) the Guaranty of Lease (hereinafter defined) remains in full force and effect following such assignment, sublease, merger, consolidation or sale of assets. A “Qualified Tenant Affiliate” shall mean a corporation or other entity which (i) either

(A) shall control, be controlled by or be under common control with Tenant, (B) is the product of the merger or consolidation of Tenant with or into any other entity, or (C) acquires all or substantially all of the business and assets of Tenant, (ii) is of a type and quality consistent with the first-class nature of the Building, (iii) has the financial capacity and creditworthiness to undertake and perform the obligations of this Lease or the sublease, and (iv) has tangible net worth equal or greater than the aggregate of Guarantor’s and Tenant’s tangible net worth as of the Effective Date. In the event of any assignment to a Qualified Tenant Affiliate, Tenant shall remain fully liable to perform the obligations of Tenant under this Lease, such obligations to be joint and several with the obligations of the Qualified Tenant Affiliate as tenant under this Lease, and Tenant shall execute such guaranty or other agreement as Landlord shall request to confirm such liability. Notwithstanding the foregoing, in the event that Landlord, in Landlord’s sole and absolute discretion, determines that each of the requirements set forth in this Section 10.3 applicable to (x) an assignment or sublease to a Qualified Tenant Affiliate, and (y) the qualification of the assignee or sublessee as a Qualified Tenant Affiliate, have been satisfied, Landlord shall not unreasonably withhold its consent to the release of Tenant from its obligations under this Lease. No such release hereunder shall be effective unless such release is in writing and executed by Landlord.

Section 11. Rules and Regulations.

Landlord shall have the right from time to time to prescribe, at its sole discretion, reasonable rules and regulations (hereinafter referred to as the “Rules and Regulations”) having uniform applicability to all tenants of office space within the Building (subject to the provisions of their respective leases) and governing their use and enjoyment of the Building and the remainder of the Property; provided, that the Rules and Regulations shall not materially interfere with Tenant’s use and enjoyment of the Premises, in accordance with the provisions of this Lease, for the purposes enumerated in the provisions of Section 3. Tenant shall adhere to the Rules and Regulations and shall cause its agents, employees, invitees, visitors and guests to do so. A copy of the Rules and Regulations in effect on the date hereof is attached hereto as Exhibit “C”.

Section 12. Subordination and Attornment.

12.1. Subordination. This Lease shall be subject and subordinate to the lien, operation and effect of each mortgage, deed of trust, ground lease and/or other, similar instrument of encumbrance heretofore or hereafter covering any or all of the Premises or the remainder of the Building or the Property (and each renewal, modification, consolidation, replacement or extension thereof) (each of which is herein referred to as a “Mortgage”), all automatically and without the necessity of any action by either party hereto.

12.2. Attornment. Tenant shall, promptly at the request of Landlord or the holder of any Mortgage (herein referred to as a “Mortgagee”), execute, enseal, acknowledge and deliver such further instrument or instruments

12.2.1. Evidencing such subordination as Landlord or such Mortgagee deems necessary or desirable, and

12.2.2. (At such Mortgagee’s request) attorning to such Mortgagee or any successor-in-interest.

12.3. Rent Paid In Advance. Neither Mortgagee nor any successor-in-interest shall be bound by any payment of rent for more than one (1) month in advance or any amendment or modification of this Lease made without the express written consent of Mortgagee or successor-in-interest.

12.4. Non-Disturbance. Landlord will use commercially reasonable efforts to obtain from its current and any future lender, for the benefit of Tenant, a nondisturbance agreement on such lender’s customary form.

Section 13. Default.

13.1. Definition. As used in the provisions of this Lease, each of the following events shall constitute, and is hereinafter referred to as, an “Event of Default”:

13.1.1. If Tenant fails (a) to pay any Base Rent, Additional Rent or other sum which it is obligated to pay by any provision of this Lease, when and as due and payable hereunder and without demand therefor, or (b) perform any of its other obligations under the provisions of this Lease; or

13.1.2. If Tenant (a) applies for or consents to the appointment of a receiver, trustee or liquidator of Tenant or of all or a substantial part of its assets, (b) files a voluntary petition in bankruptcy or admits in writing its inability to pay its debts as they come due, (c) makes an assignment for the benefit of its creditors, (d) files a petition or an answer seeking a reorganization or any arrangement with creditors, or seeks to take advantage of any insolvency law, (e) performs any other act of bankruptcy, or (f) files an answer admitting the material allegations of a petition filed against Tenant in any bankruptcy, reorganization or insolvency proceeding; or

13.1.3. If (a) an order, judgment or decree is entered by any court of competent jurisdiction adjudicating Tenant a bankrupt or an insolvent, approving a petition seeking such a reorganization, or appointing a receiver, trustee or liquidator of Tenant or of all or a substantial part of its assets, or (b) there otherwise commences as to Tenant or any of its assets any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment, receivership or similar law, and if such order, judgment, decree or proceeding continues unstayed for more than sixty (60) consecutive days after any stay thereof expires; or

13.1.4. If Tenant fails to occupy and assume possession of the Premises within fifteen (15) days after the Commencement Date.

13.2. Notice to Tenant; Grace Period. Anything contained in the provisions of this Section 13 to the contrary notwithstanding, on the occurrence of an Event of Default, Landlord shall not exercise any right or remedy on account thereof which it holds under any provision of this Lease or applicable law unless and until:

13.2.1. Landlord has given written notice thereof to Tenant, and

13.2.2. Tenant has failed, (a) if such Event of Default consists of a failure to pay money, within ten (10) days after Landlord gives such written notice to pay all of such money, or (b) if such Event of Default consists of something other than a failure to pay money, within thirty (30) days after Landlord gives such written notice to cure such Event of Default (or, if and only if such Event of Default is not reasonably curable within such period of thirty (30) days, to proceed within such thirty (30) day period actively, diligently and in good faith to begin to cure such Event of Default and to continue thereafter to do so until it is fully cured within not more than 60 days); provided that anything contained in the provisions of this Lease to the contrary notwithstanding,

(a) no such notice of default shall be required to be given, and (even if the Landlord gives such notice) the Tenant shall be entitled to no such grace period, (i) in any emergency situation in which, in the Landlord’s reasonable judgment, it is necessary for the Landlord to act to cure such Event of Default without giving such notice, or (ii) more than once during any twelve (12) month period (regardless of whether the current Event of Default is the same as any previous Event of Default for which a notice was given), or (iii) if Tenant has substantially terminated or is in the process of substantially terminating its continuous occupancy and use of the Premises for the purpose set forth in the provisions of Section 3, or (iv) in the case of any Event of Default listed in the provisions of Subparagraphs 13.1.2 or 13.1.3; and

(b) Landlord shall be entitled immediately on the occurrence of any Event of Default, without giving any notice to Tenant and without waiting for any applicable grace period to elapse, either or both to terminate this Lease and/or to declare the entire balance of the Rent for the remainder of the Term to be due and payable pursuant to the provisions of Subparagraph 13.3.1(b) (each of which actions, if taken, shall be effective immediately upon the giving of a notice thereof to Tenant, unless otherwise stated in such notice); provided, however, that if and only if under the provisions of this Subparagraph 13.2.2, Tenant is entitled to any such grace period within which to cure such Event of Default, then (i) the Landlord shall take no other action under this Paragraph 13.2 on account of such Event of Default unless it is not cured within such grace period, and (ii) if such Event of Default is cured within such grace period, such termination and/or declaration of acceleration by Landlord shall, upon the curing of such Event of Default within such grace period, become null, void and of no force or effect, as if such action had not been taken by Landlord.

13.3. Landlord’s Rights on Event of Default.

13.3.1. On the occurrence of any Event of Default, Landlord may (subject to the operation and effect of the provisions of Paragraph 13.2):

(a) re-enter and repossess any or all of the Premises and any or all improvements thereon and additions thereto; and/or

(b) declare to be due and payable immediately the Rent due for the remainder of the Term (or which would have become due had this Lease not been terminated, as the case may be), discounted to present value at the rate of four percent (4%) per annum. Accelerated payments payable hereunder shall not constitute a penalty or forfeiture or liquidated damages, but shall merely constitute payment of Rent in advance; and/or

(c) terminate this Lease by giving written notice of such termination to Tenant, which termination shall be effective as of the date of such notice or any later date therefor specified by Landlord therein (provided, that without limiting the generality of the foregoing provisions of this Subparagraph 13.3.1(c), Landlord shall not be deemed to have accepted any abandonment or surrender by Tenant of any or all of the Premises or Tenant’s leasehold estate under this Lease unless Landlord has so advised Tenant expressly and in writing, regardless of whether Landlord has reentered or relet any or all of the Premises or exercised any or all of Landlord’s other rights under the provisions of this Section 13 or applicable law); and/or

(d) in Landlord’s own name (but either (i) as agent for Tenant, if this Lease has not then been terminated, or (ii) for the benefit of Tenant, if this Lease has then been terminated), relet any or all of the Premises with or without any additional premises, for any or all of the remainder of the Term (or, if this Lease has then been terminated, for any or all of the period which would, but for such termination, have constituted the remainder of the Term) or for a period exceeding such remainder, on such terms and subject to such conditions as are acceptable to the Landlord in its sole and absolute discretion (including, by way of example rather than of limitation, the alteration of any or all of the Premises in any manner which, in Landlord’s judgment, is necessary or desirable as a condition to or otherwise in connection with such reletting, and the allowance of one or more concessions or “free-rent” or reduced-rent periods), and collect and receive the rents therefor. Anything contained in the provisions of this Lease or applicable law to the contrary notwithstanding, (i) Landlord shall not have any duty or obligation to relet any or all of the Premises as the result of any Event of Default, or any liability to Tenant or any other person for any failure to do so or to collect any rent or other sum due from any such reletting; (ii) Tenant shall have no right in or to any surplus which may be derived by the Landlord from any such reletting, in the event that the proceeds of such reletting exceed any Rent, installment thereof or other sum owed by the Tenant to Landlord hereunder; and (iii) Tenant’s liability hereunder shall not be diminished or affected by any such failure to relet or the giving of any such initial or other concessions or “free-rent” or reduced rent periods in the event of any such reletting. In the event of any such reletting, Tenant shall pay to Landlord, at the times and in the manner specified by the provisions of Section 2 (unless Landlord has elected to accelerate the Rent hereunder, in which event Tenant shall be obligated to pay such accelerated amount), (i) the installments of the Base Rent and any Additional Rent accruing during such remainder (or, if this Lease has then been terminated, damages equaling the respective amounts of such installments of the Base Rent and any Additional Rent which would have accrued during such remainder, had this Lease not been terminated), less any monies received by Landlord with respect to such remainder from such reletting of any or all of the Premises, plus (ii) the cost to Landlord of any such reletting (including, by way of example rather than limitation, any attorneys’ fees, leasing or brokerage commissions, repair or improvement expenses and the expense of any other actions taken in connection with such reletting), plus (iii) any other sums for which Tenant is liable under the provisions of Subparagraph 13.3.4 (and Tenant hereby waives any and all rights which it may have under applicable law, the exercise of which would be inconsistent with the foregoing provisions of this Subparagraph 13.3.l(d)); and/or

(e) cure such Event of Default in any other manner; and/or

(f) pursue any combination of such remedies and/or any other right or remedy available to Landlord on account of such Event of Default under this Lease and/or at law or in equity, and nothing herein contained shall limit or prejudice Landlord’s right to prove for and obtain as damages, by reason of any termination or otherwise, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved.

13.3.2. No such expiration or termination of this Lease, or summary dispossession proceedings, abandonment, reletting, bankruptcy, re-entry by the Landlord or vacancy, shall relieve the Tenant of any of its liabilities and obligations under this Lease (whether or not any or all of the Premises are relet), and the Tenant shall remain liable to the Landlord for all damages resulting from any Event of Default, including but not limited to, any damage resulting from the breach by Tenant of any of its obligations under this Lease to pay Rent and any other sums which the Tenant is obligated to pay hereunder.

13.3.3. Landlord may also recover from Tenant to the extent permitted under the laws of Maryland, the unamortized value and cost of all allowances and concessions granted to Tenant under the Lease.

13.3.4. On the occurrence of an Event of Default, Tenant shall, immediately on its receipt of a written demand therefor from Landlord, reimburse Landlord for all expenses (including, by way of example rather than of limitation, any and all repossession costs, management expenses, operating expenses, legal expenses and attorneys’ fees) incurred by Landlord (a) in curing or seeking to cure any Event of Default and/or (b) in exercising or seeking to exercise any of Landlord’s rights and remedies under the provisions of this Lease and/or at law or in equity on account of any Event of Default, and/or (c) otherwise arising out of any Event of Default, and/or (d) (regardless of whether it constitutes an Event of Default) in connection with any action, proceeding, or manner of the types referred to in the provisions of Subparagraphs 13.1.2 and 13.1.3.

13.3.5. Tenant hereby expressly waives, so far as permitted by law, the service of any notice of intention to re-enter provided for in any statute, and except as is herein otherwise provided, Tenant, for itself and all persons claiming through or under Tenant (including any leasehold mortgagee or other creditors), also waives any and all right of redemption or re-entry or repossession in case Tenant is dispossessed by a judgment or warrant of any court or judge or in case of re-entry or repossession by Landlord or in case of any expiration or termination of this Lease. The terms “enter”, “re-enter”, “entry” or “re-entry” as used in this Lease are not restricted to their technical legal meanings.

13.4. Landlord’s Security Interest. On the occurrence of an Event of Default, Landlord shall have, in addition to any other remedies provided herein or by law, all of the rights and remedies afforded to secured parties under the provisions of the Uniform Commercial Code, as codified in Maryland (hereinafter referred to as “the Code”), including by way of example rather than of limitation (a) the right to sell Tenant’s said property at public or private sale upon ten (10) days’ notice to Tenant, and (b) the right to take possession of such property without resort to judicial process in accordance with the provisions of Section 9-503 of the Code. Tenant shall, on its receipt of a written request therefor from Landlord, execute such financing statements and other instruments as are necessary or desirable, in Landlord’s judgment, to perfect such security interest.

13.5. Default by Landlord. If Landlord violates any of its obligations under the provisions of this Lease, Tenant may (subject to the operation and effect of the provisions of Subparagraph 2.3.3 requiring Tenant to pay all Rent when due, without deduction or set-off whatsoever) exercise any right or remedy which it holds on account thereof hereunder, at law or in equity; provided, that if any or all of the Premises is then subject to any first Mortgage, Tenant shall not exercise any of its rights or remedies on account thereof unless and until it has given written notice of its intention to do so, by certified or registered mail, return receipt requested, to the Mortgagee under such first Mortgage, specifying therein the nature of such default in reasonable detail, and unless such Mortgagee has not cured such default on Landlord’s behalf within such additional period of time after such notice is given as may be reasonable to enable Lender to remedy or cause to be remedied any such default, in addition to the period given Landlord for remedying, or causing to be remedied, any such default.

13.6. Bankruptcy; Reorganization, Receivership, Insolvency. In the event of an Event of Default described in subsections 13.1.2. or 13.1.3. of this Lease, any assumption and assignment must conform with the requirements of the Federal Bankruptcy Code, as such may be amended, which provides, in part, that the Landlord must be provided with adequate assurances (i) of the source of rent and other consideration due under this Lease; (ii) that the financial condition and operating performance of any proposed assignee and its guarantors, if any, shall be similar to the financial condition and operating performance of Tenant and its guarantors, if any, as of the date of execution of this Lease; and (iii) that any assumption or assignment is subject to all of the provisions of this Lease (including, but not limited to, restrictions as to use) and will not breach any such provision contained in any other lease, financing agreement or other agreement relating to the Building or the Property.

(a) In order to provide Landlord with the assurances contemplated by the Bankruptcy Code, Tenant must fulfill the following obligations, in addition to any other reasonable obligations that Landlord may require, before any assumption of this Lease is effective: (i) all monetary Events of Defaults under subsection 13.1.1. of this Lease must be cured within ten (10) days after the date of assumption; (ii) all other Events of Defaults under subsection 13.1.1. of this Lease must be cured within fifteen (15) days after the date of assumption; (iii) all actual monetary losses incurred by Landlord (including, but not limited to, reasonable attorneys’ fees) must be paid to Landlord within ten (10) days after the date of assumption; and (iv) Landlord must receive within ten (10) days after the date of assumption a security deposit in the amount of six (6) monthly installments of Base Rent (using the annual Base Rent in effect for the first full month immediately following the assumption) and an advance prepayment of annual Base Rent in the amount of three (3) monthly installments of Base Rent (using the annual Base Rent in effect for the first full month immediately following the assumption), both sums to be held by Landlord in accordance with Section 2.6. above and deemed to be rent under this Lease for the purposes of the Bankruptcy Code as amended and from time to time in effect.

(b) In the event this Lease is assumed in accordance with the requirements of the Bankruptcy Code and this Lease, and is subsequently assigned, then, in addition to any other reasonable obligations that Landlord may require and in order to provide Landlord with the assurances contemplated by the Bankruptcy Code, Landlord shall be provided with (i) a financial statement of the proposed assignee prepared in accordance with generally accepted accounting principles consistently applied, which reveals a net worth in an amount sufficient, in Landlord’s reasonable judgment, to assure the future performance by the proposed assignee of Tenant’s obligations under this Lease; or (ii) a written guaranty by one or more guarantors with financial ability sufficient to assure the future performance of Tenant’s obligations under this Lease, such guaranty to be in form and content satisfactory to Landlord and to cover the performance of all of Tenant’s obligations under this Lease.

Section 14. Estoppel Certificate.

Tenant shall from time to time, within five (5) days after being requested to do so by the Landlord or any Mortgagee, execute, enseal, acknowledge and deliver to the Landlord (or, at Landlord’s request, to any existing or prospective purchaser, transferee, assignee or Mortgagee of any or all of the Premises, the Building or the Property, any interest therein or any of Landlord’s rights under this Lease) an instrument in recordable form, acknowledging and agreeing that any statement contained in such certificate may be relied upon by Landlord and any such other addressee, and certifying: (a) that this Lease is unmodified and in full force and effect (or, if there has been any modification thereof, that it is in full and effect as so modified, stating therein the nature of such modification); (b) as to the dates to which the Base Rent and any Additional Rent and other charges arising hereunder have been paid; (c) as to the amount of any prepaid Rent or any credit due to Tenant hereunder; (d) that Tenant has accepted possession of the Premises, and the date on which the Term commenced; (e) as to whether, to the best knowledge, information and belief of the signer of such certificate, Landlord or Tenant is then in default in performing any of its obligations hereunder (and, if so, specifying the nature of each such default); and (f) as to any other fact or condition reasonably requested by Landlord or such other addressee.

Section 15. Quiet Enjoyment.

Landlord hereby covenants that, subject to matters of record as of the date hereof, Tenant, on paying the Rent and performing the covenants set forth herein, shall peaceably and quietly hold and enjoy, without interference by Landlord throughout the Term, (a) the Premises, and (b) such rights as Tenant may hold hereunder with respect to the remainder of the Building and the Property. Nothing in the provisions of this Lease shall be deemed to impose upon Landlord any liability on account of any act or failure to act by any person other than the Landlord (or, where expressly so provided herein, Landlord’s agents and employees). Any diminution or shutting off of light or air by any structure, which is now, or hereafter erected on the Property or upon property adjacent to the Property shall not affect this Lease or impose any liability on Landlord.

Section 16. Notices.

Any notice, demand, consent, approval, request or other communication or document to be provided hereunder to a party hereto shall be (a) given in writing, and (b) deemed to have been given (i) forty-eight (48) hours after being sent as certified or registered mail in the United States mails, postage prepaid, return receipt requested, to the address of such party set forth above in the preamble to this Lease or to such other address in the United States of America as such party may designate from time to time by notice to the other, (ii) on the next business day after having been sent to such address by FedEx or another nationally recognized overnight courier, or (iii) (if such party’s receipt thereof is acknowledged in writing) upon its hand or other delivery to such party.

Section 17. General.

17.1. Effectiveness. The submission of this Lease for review does not constitute a reservation of or option for the Premises or any other space in the Building or the Property and shall not vest any right in Tenant. This Lease shall become effective on and only on its execution and delivery by each party hereto.

17.2. Complete Understanding. This Lease represents the complete understanding between the parties hereto as to the subject matter hereof, and supersedes all prior written or oral negotiations, representations, warranties, statements or agreements between the parties hereto as to the same. No inducements, representations, understandings or agreements have been made or relied upon in the making of this Lease, except those specifically set forth in the provisions of this Lease. Neither party hereto has any right to rely on any other prior nor contemporaneous representations made by anyone concerning this Lease which are not set forth herein.

17.3. Amendment. This Lease may be amended by and only by an instrument executed and delivered by each party hereto.

17.4. Applicable Law. This Lease shall be given effect and construed by application of the law of Maryland without regard to choice of law principles and any action or proceeding arising hereunder shall be brought in the courts of Maryland.

17.5. No Waiver of Rights. Landlord shall not be deemed to have waived the exercise of any right, which it holds hereunder unless such waiver is made expressly and in writing (and no delay or omission by Landlord in exercising any such right shall be deemed a waiver of its future exercise). No such waiver as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right.

17.6. Time of Essence. All times or dates set forth in this Lease shall be of the essence of this Lease, including specifically, but without limitation, any date set forth herein for the expiration of the Term, or for the expiration of Tenant’s right to extend the Term, if any.

17.7. Headings. The headings of the sections, paragraphs and subparagraphs hereof are provided herein for and only for the convenience of reference, and shall not be considered in construing their contents.

17.8. Construction. As used herein, the term “person” means a natural person, a trustee, a corporation, a partnership and any other form of legal entity; and all references made (a) in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, (b) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, and (c) to any section, paragraph or subparagraph shall, unless therein expressly indicated to the contrary, be deemed to have been made to such section, paragraph or subparagraph of this Lease.

17.9. Exhibits. Each writing or plat referred to herein as being attached hereto as an exhibit or otherwise designated herein as an exhibit hereto is hereby made a part hereof.

17.10. Severability. No determination by any court, governmental body or otherwise that any provision of this Lease or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (a) any other such provision, or (b) such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

17.11. Definition of “Landlord”.

17.11.1. As used herein, the term “Landlord” means the person hereinabove named as such, and its heirs, personal representatives, successors and assigns (each of whom shall have the same rights, remedies, powers, authorities and privileges as it would have had, had it originally signed this Lease as Landlord).

17.11.2. No person holding Landlord’s interest hereunder (whether or not such person is named as “Landlord” herein) shall have any liability hereunder after such person ceases to hold such interest, except for any such liability accruing while such person holds such interest.

17.11.3. No Mortgagee not in possession of the Premises or the Building shall have liability hereunder.

17.11.4. Neither Landlord nor any principal of Landlord, whether disclosed or undisclosed, shall have any personal liability under any provision of this Lease. If Landlord defaults in performing any of its obligations hereunder or otherwise, Tenant shall look solely to Landlord’s interest in the Building to satisfy Tenant’s remedies on account thereof. No other property or other assets of Landlord shall be subject to levy, execution or other enforcement proceeding for the satisfaction of Tenant’s remedies or with respect to this Lease, the relationship of landlord and tenant or Tenant’s use and occupancy of the Premises.

17.12. Definition of “Tenant”. As used herein, the term “Tenant” means each person hereinabove named as such and such person’s heirs, personal representatives, successors and assigns, each of whom shall have the same obligations, liabilities, rights and privileges as it would have possessed had it originally executed this Lease as Tenant; provided, that no such right or privilege shall inure to the benefit of any assignee of Tenant, immediate or remote, unless the assignment to such assignee is made in accordance with the provisions of Section 10. Whenever two or more persons constitute Tenant, all such persons shall be jointly and severally liable for performing Tenant’s obligations hereunder.

17.13. Commissions. Each party hereto represents and warrants to the other that, other than as is set forth hereinbelow, in connection with the leasing of the Premises hereunder, the party so representing and warranting has not dealt with any real estate broker, agent or finder, and there is no commission, charge or other compensation due on account thereof. Each party hereto shall indemnify and hold harmless the other against and from any inaccuracy in such party’s representation. The rights, obligations, warranties and representations of the parties hereto under the provisions of this paragraph shall survive termination of this Lease. The parties hereto acknowledge and agree that, in connection with their entry into this Lease, they have not utilized the services of any broker other than Moore & Associates, Inc. (on behalf of Landlord) and Cresa Partners (on behalf of Tenant). Landlord shall pay to such person any and all commissions due to it for such services in accordance with the provisions of a written brokerage agreement by and between Landlord and such broker.

17.14. Approval by Mortgagees. Tenant agrees to make such reasonable modifications to this Lease as may be reasonably required by a mortgagee or lender in connection with the obtaining of normal financing or refinancing of the Property, provided such modifications do not materially increase Tenant’s monetary and non-monetary obligations under this Lease or materially decrease Tenant’s rights under this Lease.

17.15. Other Waivers. Failure by either party to declare an Event of Default (or a default by Landlord) immediately upon its occurrence, or delay in taking any action in connection with an Event of Default (or a default by Landlord), shall not constitute a waiver of default, but the non-defaulting party shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Pursuit of any one or more of the remedies set forth in this Lease above shall not preclude pursuit of any one or more of the other remedies provided elsewhere in this Lease or provided by law, nor shall pursuit of any remedy constitute forfeiture or waiver of any rent or damages accruing to the non-defaulting party by reason of the violation of any of the terms, provisions or covenants of this Lease. Failure by either party to enforce one or more of the remedies provided upon an Event of Default (or a default by Landlord) shall not be deemed or construed to constitute a waiver of the default or of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. No agreement to accept a surrender of the Premises and no act or omission by Landlord or Landlord’s agents during the Term shall constitute an acceptance or surrender of the Premises or a termination of this Lease unless made in writing and signed by Landlord. No re-entry or taking possession of the Premises by Landlord shall constitute an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No custom or practice which may develop between the parties in connection with the terms of this Lease shall be construed to waive or lessen either party’s right to insist upon strict performance of the terms of this Lease, without written notice thereof to the other party. LANDLORD AND TENANT EACH AGREE TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH THIS LEASE OR ANY MATTER ARISING HEREUNDER.

17.16. Covenants as to Hazardous Materials. Tenant covenants and agrees not to suffer, permit, introduce or maintain, by any act or omission by Tenant or any of Tenant’s officers, employees, agents, invitees or contractors, in, on or about any portion of the Premises, Building or Property, any asbestos, polychlorinated biphenyls, petroleum products or any other hazardous substances, hazardous materials, contaminates, molds or toxic materials, wastes and substances which are defined, determined or identified as such in any federal, state or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) or any judicial or administrative interpretation of any thereof, including any judicial or administrative orders or judgments; provided, however, that the provisions of this paragraph shall not be deemed to preclude Tenant’s use of customary office and cleaning supplies where the same are stored, used and disposed of in accordance with all applicable laws and governmental regulations. Any such asbestos, polychlorinated biphenyls, petroleum products and any such other hazardous substances, hazardous materials, contaminates, molds or toxic materials, wastes and substances are herein collectively called “Hazardous Materials”. Tenant further covenants and agrees to indemnify, defend, protect and save Landlord and Moore (and any successor property manager of the Property) harmless against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys’ and experts’ fees and disbursements) which may at any time be imposed upon, incurred by or asserted or awarded against Landlord or Moore (and any successor property manager of the Property) and arising from or out of any Hazardous Materials on, in, under or affecting all or any portion of the Premises, Building or Property, suffered, permitted, introduced or maintained by, or on behalf of, Tenant including, without limitation, (i) the costs of removal and/or remediation of any and all Hazardous Materials from all or any portion of the Premises, Building or Property, (ii) additional costs required to take necessary precautions to protect against the release of Hazardous Materials on, in, under or affecting the Premises, Building or Property, into the air, any body of water, any other public domain or any surrounding areas, and (iii) any costs incurred to comply, in connection with all or any portion of the Premises, Building or Property, with all applicable laws, orders, judgments and regulations with respect to Hazardous Materials. To the best of Landlord’s actual knowledge, without investigation, no Hazardous Materials now exist in the Premises. If, after the Effective Date of this Lease, any Hazardous Materials which were not introduced or permitted by Tenant or its employees, agents, sublessees or assignees, and which are in violation of applicable laws, are discovered in the Premises, Landlord, at its sole cost, will promptly remediate the condition caused by the presence of such Hazardous Materials. Notwithstanding the foregoing, Tenant acknowledges that cleaning supplies, heating and other fuels and other standard building supplies have been, and will be, used at the Premises in accordance with all applicable laws. The provisions of this Paragraph 17.16 shall survive the expiration or earlier termination of this Lease.

17.17. Rule Against Perpetuities. In order to ensure the compliance of this Lease with any rule against perpetuities that may be in force in the state in which the Premises are located, and without limiting or otherwise affecting Landlord’s and Tenant’s rights and obligations under this Lease, as stated in the other sections thereof, Landlord and Tenant agree that, irrespective of the reasons therefor, in the event Tenant fails to take possession of the Premises and commence paying Base Rent hereunder within twenty (20) years after the date of execution of this Lease, then this Lease, and the obligations of the parties hereunder, shall be deemed to be null and void and of no further force and effect. Nothing contained in this Section 17.17. shall be construed to limit Landlord’s right and remedies hereunder or otherwise with respect to the failure by Tenant to take possession of the Premises and/or commence paying Rent hereunder.

17.18. Landlord Obligations Independent. Tenant shall not for any reason withhold or reduce Tenant’s required payments of rentals and other charges provided in this Lease, it being agreed that the obligations of Landlord under this Lease are independent of Tenant’s obligations except as may be otherwise expressly provided in this Lease. The immediately preceding sentence shall not be deemed to deny Tenant the ability of pursuing all rights granted it under this Lease or at law; however, at the direction of Landlord, Tenant’s claims in this regard shall be litigated in proceedings different from any litigation involving rental claims or other claims by Landlord against Tenant (i.e., each party may proceed to a separate judgment without consideration, counterclaim or offset as to the claims asserted by the other party).

17.19. Landlord’s Consent. In all circumstances under this Lease where the prior consent of Landlord is required before Tenant is authorized to take any particular type of action and, pursuant to the express terms of this Lease Landlord may not unreasonably withhold its consent, Tenant agrees that its exclusive remedy if it believes that such consent has been withheld improperly shall be to institute litigation either for a declaratory judgment or for a mandatory injunction requiring that such consent be given.

17.20. Surrender of Premises. Tenant shall deliver and surrender to Landlord possession of the Premises (including all of Tenant’s permanent work upon and to the Premises, all replacements and all fixtures permanently attached to the Premises) immediately upon the expiration of the Lease Term or the termination of this Lease broom-clean and in as good condition and repair as the same were on the delivery date (loss by any insured casualty and ordinary wear and tear only excepted) and deliver the keys at the office of Landlord or Landlord’s agent; provided, however, that upon Landlord’s request made at least thirty (30) days prior to the end of the Lease Term, or the date Tenant is otherwise required to vacate the Premises, Tenant shall remove all fixtures and equipment affixed to the Premises by Tenant, and repair and restore the Premises to their condition on the delivery date (loss by any insured casualty and ordinary wear and tear only excepted), at Tenant’s sole expense. The removal shall be performed prior to the earlier of the end of the Lease Term or the date Tenant is required to vacate the Premises.

17.21. Successors and Assigns. All covenants and obligations contained in this Lease shall bind and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon Tenant and its permitted successors and assigns.

17.22. Recordation. Tenant shall not record this Lease. Without the prior written consent of Landlord, Tenant shall not record any memorandum of this Lease, short form of this Lease, or other reference to this Lease.

17.23. Joint and Several Liability. If Tenant shall be one or more individuals, corporations or other entities, whether or not operating as a partnership or joint venture, then each such individual, corporation, entity, joint venturer or partner shall be deemed to be both jointly and severally liable for the payment of the entire Rent and other payments specified herein.

17.24. Authority of Tenant. If the Tenant is a corporation (including any form of professional association), then each individual executing or attesting this Lease on behalf of such corporation covenants, warrants and represents that he or she is duly authorized to execute or attest and deliver this Lease on behalf of such corporation. If the Tenant is a partnership (general or limited) or limited liability company, then each individual executing this Lease on behalf of the partnership or company hereby covenants, warrants and represents that he or she is duly authorized to execute and deliver this Lease on behalf of the partnership or company in accordance with the partnership agreement or membership agreement, as the case may be, or an amendment thereto, now in effect.

17.25. Counterparts. This Lease and any document executed pursuant to the provisions hereof may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

17.26. Guaranty of Lease. Simultaneously with its execution of this Lease, Tenant is causing Lionbridge Technologies Inc., a Delaware corporation, to execute and deliver to Landlord a Guaranty of Lease in the form attached hereto as Exhibit “G” and made a part hereof (“Guaranty of Lease”).

Section 18. Tenant’s Anti-Terrorism Representation.

Tenant hereby represents and warrants that neither Tenant, nor any of its respective officers, directors, shareholders, partners, members or affiliates (including without limitation indirect holders of equity interests in Tenant) is or will be an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; or (v) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i)- (v) above are herein referred to as a “Prohibited Person”).

Neither Tenant nor any of their respective officers, directors, shareholders, partners, members or affiliates (including without limitation indirect holders of equity interests in Tenant) shall (a) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (b) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224. Tenant agrees to indemnify and hold Landlord harmless from and against all claims, lawsuits, costs (including reasonable counsel fees), losses, damages and liabilities that arise out of or relate to Tenant’s engagement in any activity associated with either (a) or (b) set forth above. If Tenant violates the provisions of this Section, such violation shall be considered an immediate Event of Default and Landlord shall not be required to grant Tenant any cure period prior to exercising its rights under this Lease, including, without limitation, termination of the Lease.

Section 19. Renewal Option.

Tenant is granted the option to extend the term of this Lease (“Renewal Option”) for the entire Premises (including any Expansion Space) for one (1) period of four (4) years (“Renewal Term”), provided (a) no Event of Default by Tenant exists at the time of exercise of the Renewal Option or at the commencement of the Renewal Term, and (b) Tenant gives written notice of its exercise of the Renewal Option at least ten (10) months prior to the expiration of the Term, time being of the essence. The Renewal Term shall be upon the same terms, conditions and Rent, except (i) Tenant shall have no further right of renewal after the Renewal Term prescribed above; (ii) the Base Rent for the Renewal Term will be the then market rate in comparable office buildings within the Silver Spring, CBD market area (including leasing concessions, leasehold improvements, escalations, base year determination and brokerage fees) (the “Market Rental Rate”), as mutually determined by Landlord and Tenant; and (iii) subject to operation of the parenthetical in the foregoing subitem (ii), Tenant shall not be entitled to any payment or credit for, or to have Landlord construct any, tenant improvements or to any abatement of Rent. In the event that Landlord and Tenant are unable to agree upon the Market Rental Rate applicable to the Renewal Term within thirty (30) days following Landlord’s receipt of Tenant’s notice exercising the Renewal Option (the “Negotiation Period”), the Market Rental Rate shall be determined in accordance with the “Three-Broker Method” which shall utilize the following procedure: Landlord and Tenant shall each appoint one real estate broker, and the two brokers so appointed shall select a third broker. Said real estate brokers shall each be licensed in the State of Maryland, specializing in the field of commercial real estate in the Silver Spring, CBD market area, having no less than ten (10) years experience in such field, unaffiliated with either Landlord or Tenant and recognized as ethical and reputable within their field. Landlord and Tenant agree to make their appointments within ten (10) days after expiration of the Negotiation Period, or sooner if mutually agreed. The two brokers selected by Landlord and Tenant shall promptly select a third broker within ten (10) days after they both have been appointed, and each broker, within (30) days after the third broker is selected, shall submit his or her determination of the prevailing Market Rental Rate. The monthly Base Rent for the first year of the Renewal Term shall be the mean of the two closest such Base Rent determinations and Base Rent shall escalate at three percent (3%) each Lease Year. Each party shall bear the cost of its appointed broker and shall share equally the cost of the third broker.

Section 20. Right of First Offer.

20.1. For purposes of this Lease, the “Expansion Space” shall mean any space on the second (2nd) floor of the Building contiguous with or adjacent to the Premises. Subject to the preexisting rights of the existing tenants of the Building and further provided that (a) there is no uncured Event of Default, and (b) Tenant has not entered into a Transfer of the Premises, at any time during the Term of this Lease that the Expansion Space becomes available for leasing, then Landlord, before offering such Expansion Space for lease to any other person or entity, shall have the obligation to offer to Tenant the right to include all (and not less than all of such space unless Landlord in its sole discretion elects to offer the Tenant the right to lease less than all of such space) of such Expansion Space within the Premises upon all the terms and conditions of this Lease for a term that is coterminous with the Term hereof, except that (x) the Base Rent for such Expansion Space shall be the Market Rental Rate, (y) Landlord shall have sole discretion to determine the target Expansion Space Commencement Date (as defined below) and the condition of delivery of the Expansion Space to Tenant on the Expansion Space Commencement Date (but the Market Rental Rate shall be adjusted to reflect the delivery condition of the Premises), and (z) Tenant shall not be entitled to lease any Expansion Space under this Section 20 during the last three (3) Lease Years of the Term unless Tenant simultaneously exercises its Renewal Option (and if no Renewal Option is then available, Tenant shall no rights under this Section 20).

20.2. Such offer shall be made by Landlord to Tenant in writing (hereinafter called the “Landlord’s Expansion Notice”) and shall designate the space being offered, the turn-over condition of the space, the target Expansion Space Commencement Date and shall specify the Landlord’s determination of the Market Rental Rate payable with respect to any such Expansion Space. Tenant shall have twenty (20) days after its receipts of the Landlord’s Expansion Notice to notify Landlord in writing (hereinafter called “Tenant’s Election Notice”) whether Tenant (a) accepts Landlord’s determination of the Market Rental Rate and irrevocably elects to lease the designated Expansion Space, (b) objects to Landlord’s determination of the Market Rental Rate but irrevocably elects to lease the designated Expansion Space (subitem (b), hereinafter called “Tenant’s Interest Notice”), or (c) elects not to lease the designated Expansion Space. Time shall be of the essence with respect to the giving of Tenant’s Election Notice. If Tenant does not accept (with or without reservation as the Market Rental Rate) or fails to timely accept the offer set forth in the Landlord’s Expansion Notice, Tenant shall be deemed to have elected not to lease the designated Expansion Space, and Landlord shall have no further obligations under this Section 20.

20.3. Upon receipt of Tenant’s Interest Notice, Landlord and Tenant shall negotiate in good faith for a period of thirty (30) days (the “ROFO Negotiation Period”) to determine the Market Rental Rate. In the event that Landlord and Tenant are unable to agree upon the Market Rental Rate during the ROFO Negotiation Period, the Market Rental Rate shall be determined in accordance with the Three-Broker Method set forth in Section 19 of this Lease.

20.4. Such Expansion Space shall be added to and included in the Premises on the day the Expansion Space is delivered to Tenant (herein called the “Expansion Space Commencement Date”). Effective as of the applicable Expansion Space Commencement Date, Tenant’s General Operating Costs Percentage, Tenant’s Non-Retail Operating Costs Percentage, Tenant’s Real Property Tax Percentage and the number of unreserved parking spaces which Landlord agrees to make available to Tenant pursuant to Section 3.3.3 of this Lease (and any other provisions of the Lease that vary with the amount of rentable square feet of the Premises) shall be increased or adjusted to reflect the addition of the Expansion Space to the Premises.

20.5. Except to the extent, if any, that Landlord’s Expansion Notice or the mutual determination of Landlord and Tenant provides otherwise, Tenant agrees to accept any such Expansion Space in its then current “as-is, where-is” condition existing as of the Expansion Space Commencement Date and understands and agrees that Landlord shall not be required to perform any work, supply any materials, provide any allowance or incur any expense to prepare such space for Tenant’s occupancy (provided that the delivery condition shall be included in the determination of the Market Rental Rate).

Section 21. Roof Rights.

Subject to the terms and conditions of this Section 21, Landlord shall provide Tenant with a non-exclusive license to install, maintain and replace from time-to-time one (1) satellite dish not to exceed 36” in diameter (the

“Rooftop Equipment”) on the roof of the Building, at Tenant’s sole cost and expense (including all costs and expenses associated with screening the Rooftop Equipment), subject to the following: (i) requirements of the applicable laws and all legal requirements; (ii) the right of Landlord to reasonably approve the size, type, location, placement, placement method and contractor(s) installing of the Rooftop Equipment, (iii) the right of Landlord to supervise and/or to perform any work upon the roof of the Building at Tenant’s reasonable expense; and (iv) compliance with the conditions of any roof bond, warranty or guarantee maintained by Landlord on the Building.

Landlord shall endeavor to make reasonable provisions, at Tenant’s sole cost and expense, for Tenant’s reasonable access to the Rooftop Equipment, whether installed by the Commencement Date or at some later date in the future. In addition, Tenant’s rights hereunder are subject to the preexisting rights of other tenants of the Building to install equipment on the roof prior to Tenant’s installation of its Rooftop Equipment pursuant to rights granted to such other tenants prior to the date hereof. Additionally, in no event shall the Rooftop Equipment be allowed to interfere with any other equipment on the roof or with Landlord’s operation of the Building. With the exception of the obligation for expenses as provided herein, there will be no charge by Landlord for Tenant’s use of the roof during the Term and all renewal terms of this Lease. Tenant shall be responsible for the repair of any damage to any portion of the Building or the Premises caused by Tenant’s installation, use or removal of the Rooftop Equipment. Tenant shall maintain the Rooftop Equipment in good, clean and safe condition. The Rooftop Equipment shall remain the exclusive property of Tenant, and Tenant shall remove same at the expiration or earlier termination of this Lease or the rights of Tenant hereunder. The rights granted under this Section 21 are personal to the above-named Tenant and in the event of any Transfer, the rights locate the Rooftop Equipment granted under this Section 21 shall lapse, and Tenant shall be required to remove the Rooftop Equipment in accordance with the provisions hereinabove. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against any and all losses, claims, damages, liabilities, costs or expenses of every kind and nature (including without limitation, reasonable attorneys’ fees) imposed upon or incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, use or removal of the Rooftop Equipment. Except as expressly set forth in this Section 21, the terms and provisions of this Lease shall be fully applicable to the Rooftop Equipment in the same manner as to Premises and Tenant’s personal property therein, including, without limitation, all of Tenant’s obligations with respect to insurance.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party hereto has executed and ensealed this Lease or caused it to be executed and ensealed on its behalf by its duly authorized representatives, the day and year first written above.

WITNESS:	LANDLORD:
/s/ Susan Torres	UCM/MDC-1010 WAYNE LLC, a Delaware limited liability company

	By:	UCM/MDC-1010 Wayne Borrower LLC, a Delaware limited liability company, its Sole Member

		By:	UCM/MDC-SS Office Holding LLC, a Delaware limited liability company, its Sole Member

			By:	MDC-SSNMM LLC, a Delaware limited liability company, its Manager

			By:	/s/ Stephen Durr

Name: Stephen Durr

Title: Authorized Signatory

Date: 7-21-11

WITNESS or ATTEST:	TENANT:

/s/ Annmarie Manuel	LIONBRIDGE GLOBAL SOLUTIONS II, INC.,
a New York corporation

	By:	/s/ Tina Wang

Printed Name: Tina Wang

Title: Treasurer

Date: July 14, 2011